Exhibit 2.4

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

THE MARLIN FIREARMS COMPANY,

REMINGTON ARMS COMPANY, INC., as Buyer

THE SHAREHOLDERS OF THE MARLIN FIREARMS COMPANY PARTY HERETO, as Sellers

and the

SHAREHOLDERS’ REPRESENTATIVE

i

4.22	Properties	23
4.23	Bank Accounts	23
4.24	Powers of Attorney; Guarantees	24
4.25	Transactions with Affiliates	24
4.26	Inventory	24
4.27	Corrupt Practices	24
4.28	Books and Records	25
4.29	Product Liabilities and Product Warranties	25
4.30	Waiver and Termination of the Stockholders Agreement	25
4.31	Vintage Firearms Value	25
4.32	No Brokers	25

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		25

5.1	Organization of Buyer	25
5.2	Authority of Buyer	26
5.3	No Violation of Law and Agreements	26
5.4	No Litigation or Regulatory Action	26
5.5	Financial Ability	26
5.6	Solvency	26
5.7	Independent Analysis	27
5.8	Investment Intention	27
5.9	No Brokers	27

ARTICLE 6 ACTIONS PRIOR TO THE CLOSING DATE		27

6.1	Consents of Third Parties; Governmental Approvals	27
6.2	Operations Prior to the Closing Date	28
6.3	Commercially Reasonable Efforts	30
6.4	Confidentiality; Access to Information	30
6.5	Notification of Certain Matters	31
6.6	No Solicitations	31
6.7	Financing Assistance	31
6.8	Indebtedness	32
6.9	International Boycott Report	32
6.10	Pension Plan	32
6.11	No Transfers	32
6.12	Information Return on Foreign Corporation Ownership	32
6.13	Distributions	32

ARTICLE 7 POST-CLOSING AGREEMENTS		33

7.1	Employees, Employee Benefits, Hiring of Employees	33
7.2	Indemnification and Insurance	34
7.3	Other Tax Matters	34
7.4	Management Amount and Expense Amount	35
7.5	Vintage Firearms	36
7.6	Environmental	36

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		37

8.1	No Misrepresentation or Breach of Covenants and Warranties	37
8.2	No Injunction	37
8.3	Required Consents	37
8.4	Escrow Agreement	37
8.5	Trademark Agreement	37
8.6	Laws	37
8.7	Parachute Payments	37
8.8	Release of Liens	38
8.9	Resignation of Directors	38
8.10	Non-Competition Agreement	38
8.11	Waiver and Termination Agreement	38
8.12	Waiver	38

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY		38

9.1	No Misrepresentation or Breach of Covenants and Warranties	38
9.2	Required Consents	39
9.3	No Injunction	39
9.4	Escrow Agreement	39
9.5	Trademark Agreement	39
9.6	Laws	39

ARTICLE 10 INDEMNIFICATION		39

10.1	Indemnification by the Sellers	39
10.2	Indemnification by Buyer	40
10.3	Tax Indemnification	40
10.4	Notice of Claims	41
10.5	Third Person Claims	41
10.6	Limitations	42
10.7	Mitigation	43
10.8	Subrogation	43
10.9	No Offset	43

ARTICLE 11 TERMINATION		43

11.1	Termination	43

ARTICLE 12 GENERAL PROVISIONS		45

12.1	Shareholders’ Representative	45
12.2	Survival of Covenants, Representations and Warranties	46
12.3	No Public Announcement	46
12.4	Notices	46
12.5	Successors and Assigns	48
12.6	Access to Records and Employees after Closing	48

12.7	Entire Agreement	49
12.8	Interpretation	49
12.9	Amendments and Waivers	50
12.10	Expenses	50
12.11	Partial Invalidity	50
12.12	Execution in Counterparts; Facsimile	50
12.13	Governing Law	51
12.14	Consent to Jurisdiction; Waiver of Jury Trial	51
12.15	Disclaimer of Warranties	51
12.16	Time of Essence	51
12.17	References to U.S. Dollars	51
12.18	Further Assurances	51
12.19	Release	52
12.20	No Rescission	53
12.21	Conflict of Interest	53

ARTICLE 13 DEFINITIONS		53

13.1	Definitions	53
13.2	Index of Defined Terms	59

Annex A	Retirement Underfunding Methods and Assumptions

Exhibit A:	Escrow Agreement
Exhibit B:	Waiver and Termination Agreement
Exhibit C:	Trademark Coexistence Agreement
Exhibit D:	Non-Competition Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 21, 2007, by and among The Marlin Firearms Company, a Connecticut corporation (the “Company”), Remington Arms Company, Inc., a Delaware corporation (“Buyer”), the shareholders of the Company, listed on the signature pages hereto, whether such signature page is delivered on the date hereof or at any time prior to the Closing (as defined below) (each, a “Seller” and collectively, the “Sellers”) and Frank Kenna, III, solely in his capacity as the Shareholders’ Representative (as described and defined in Section 12.1). Buyer, the Company, the Sellers and the Shareholders’ Representative are sometimes collectively referred to as the “Parties.”

RECITALS

A.             WHEREAS, the Sellers (assuming each shareholder of the Company has executed this Agreement) own all of the issued and outstanding shares of capital stock of the Company consisting of 86,773 shares of Class A Common Stock and 760,936 shares of Class B Common Stock (the “Shares”); and

B.              WHEREAS, the Sellers desire to sell, and Buyer desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows (Section 13.1 contains definitions of certain terms used in this Agreement, and Section 13.2 contains an index of other terms defined elsewhere in this Agreement):

ARTICLE 1

SALE OF THE SHARES AND CLOSING

1.1             Sale and Purchase of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller will sell to Buyer, and Buyer will purchase from each Seller, all of the right, title and interest of such Seller in and to the number of Shares set forth opposite such Seller’s name on Schedule 1.1.

1.2             Closing.

(a)              The closing of the sale and purchase of the Shares (the “Closing”) shall be consummated on the third (3rd) Business Day after the conditions set forth in Articles 8 and 9 (other than actions to be taken or items to be delivered at the Closing) have been satisfied or waived, at the offices of Wiggin and Dana LLP (“Wiggin and Dana”), 450 Lexington Avenue, New York, New York, or at such other place and time as shall be agreed upon by Buyer and the Company; provided, that Buyer may extend such date for up to ten (10) Business Days, in order to complete the Acquisition Financing (such that the financing closing can occur

Simultaneously with the Closing). The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”

(b)           At the Closing, each Seller will deliver to Buyer, free and clear of all Encumbrances, certificates representing all of the Shares set forth opposite such Seller’s name on Schedule 1.1, duly endorsed in blank and bearing or accompanied by all requisite stock transfer stamps.

(c)           At the Closing, Buyer shall deposit with the Escrow Agent cash in an amount equal to Five Million Two Hundred Thousand Dollars ($5,200,000) (the “Escrow Amount”). The Escrow Amount shall be held and released by the Escrow Agent in accordance with the Escrow Agreement substantially in the form of Exhibit A hereto, to be executed at the Closing by Buyer, the Shareholders’ Representative and the Escrow Agent (the “Escrow Agreement”).

(d)           At the Closing, Buyer shall deliver to each Seller by wire transfer of immediately available funds to an account designated by such Seller in writing to Buyer at least three (3) Business Days prior to the Closing, an amount equal to such Seller’s portion of the Base Amount, determined in accordance with the percentage of the Shares held by such Seller, as set forth on Schedule 1.1, minus such Seller’s portion of (i) the Escrow Amount and (ii) the Trust Amount, in each case determined in accordance with the percentage of the Shares held by such Seller, as set forth on Schedule 1.1.

(e)           The Company shall deliver to Buyer on the date that is three (3) Business Days prior to the Closing a statement signed by an officer of the Company (such statement, the “Expense Statement”) setting forth all costs, fees and expenses of the Company and the Company Subsidiary paid, payable, or incurred since January 1, 2007 in connection with the transactions contemplated hereby (including a reasonable estimate of all costs, fees and expenses paid, payable, or incurred through the Closing Date), including, without limitation, the costs, fees and expenses paid, payable, or incurred in connection with (i) the sale process relating to the Company, (ii) the drafting and negotiating of the letter of intent between Cerberus Capital Management, LP and the Company, dated July 24, 2007 and this Agreement, the Schedules and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby and (iii) accounting, actuarial, legal and financial advisors with respect to the foregoing (the aggregate of such costs, fees and expenses, the “Expense Amount”). The Expense Statement shall also (A) describe any payments made to partially fund any underfunding under Pension Plans from the date hereof until the Closing Date (B) set forth a detailed calculation of the Management Amount and (C) set forth the amount of the December Dividend, however it is acknowledged that neither of the foregoing are to be included in the Expense Amount. The Expense Amount shall not include any allocation for the time of employees of the Company.

1.3             Subsequent Actions. At any time or from time to time after the Closing, the Sellers shall execute and deliver to Buyer such other documents and instruments, provide such materials and information and take such other actions as Buyer may reasonably request to more effectively vest title to the Shares in Buyer and, to the full extent permitted by Law, to put Buyer in actual possession and operating control of the Company and the Company Subsidiary, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Escrow Agreement.

1.4           Lost Certificates. If any certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Seller claiming such certificate to be lost, stolen or destroyed, and an agreement by such Seller to indemnify against any claim that shall be made against the Company or Buyer with respect to such certificate, the Company shall deliver to such Seller a new certificate in exchange for such lost, stolen or destroyed certificate so that such new certificate can be delivered to Buyer at the Closing pursuant to Section 1.2(b).

ARTICLE 2
RETIREMENT UNDERFUNDING ADJUSTMENT

2.1           Closing Retirement Underfunding. Within the sixty (60) day period following the Closing Date, Buyer shall prepare and deliver to the Shareholders’ Representative a statement (the “Closing Retirement Underfunding Statement”) setting forth the amount of any Retirement Underfunding as of the close of business on the date immediately preceding the Closing Date (the “Closing Retirement Underfunding”) which statement shall identify the specific items involved and the dollar amount thereof and provide reasonable supporting documentation therefore. The Closing Retirement Underfunding Statement will be prepared by Buyer’s actuarial consultants using the methods and assumptions set forth on Annex A hereto and such consultants shall keep Sellers’ actuarial consultants reasonably informed as they prepare the Closing Retirement Underfunding Statement. In connection with, and to facilitate their preparation of, the Closing Retirement Underfunding Statement, the Company shall, from and after the date hereof, provide to Buyer and Buyer’s actuarial consultants reasonable access during normal business hours to all relevant books and records and personnel of the Company and the Company Subsidiary, including without limitation, to all census and other data in the format (paper or electronic) requested. After the Closing, in connection with and to facilitate their review of the Closing Retirement Underfunding Statement, Buyer shall provide to the Shareholders’ Representative and its actuarial consultants reasonable access during normal business hours to all relevant books and records and personnel of the Company and the Company Subsidiary.

2.2           Disagreement and Resolution.

(a)             If the Shareholders’ Representative disagrees with the Closing Retirement Underfunding as set forth in the Closing Retirement Underfunding Statement delivered pursuant to Section 2.1, the Shareholders’ Representative shall notify Buyer in writing of such disagreement within thirty (30) days after delivery of the Closing Retirement Underfunding Statement, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement. After the end of such thirty (30) day period, neither Buyer nor the Shareholders’ Representative may introduce additional disagreements with respect to any item in the Closing Retirement Underfunding Statement or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by the Shareholders’ Representative and will be final and binding. In the event that the Retirement Underfunding is less than the Estimated Retirement Underfunding Amount, then within five (5) Business Days of the expiration of such thirty (30) day period, Buyer shall pay to each Seller an amount equal to such Seller’s portion, as set forth on Schedule 1.1, of any undisputed amounts of the excess, less a reasonable estimate of such Seller’s share of the Actuarial Arbitrator (as defined below) fees and expenses.

(b)            If Buyer and the Shareholders’ Representative are unable to resolve all disagreements properly identified by the Shareholders’ Representative pursuant to Section 2.2(a) within thirty (30) days after delivery to Buyer of written notice of such disagreements, then such disagreements shall be submitted for final and binding resolution to a Neutral Actuary to resolve such disagreements (the “Actuarial Arbitrator”). The Actuarial Arbitrator shall be a Neutral Actuary selected by mutual agreement of Buyer and the Shareholders’ Representative; provided, that (i) if, within fifteen (15) days after the Shareholders’ Representative has delivered its notice of disagreement to Buyer pursuant to Section 2.2(a), the parties are unable to agree on a Neutral Actuary to act as Actuarial Arbitrator, each party shall select a Neutral Actuary and such firms together shall select the Neutral Actuary to act as the Actuarial Arbitrator, and (ii) if any party does not select a Neutral Actuary within ten (10) days of written demand therefor by the other party, the Neutral Actuary selected by the other party shall act as the Actuarial Arbitrator. The Actuarial Arbitrator will only consider those items and amounts set forth in the Closing Retirement Underfunding Statement as to which Buyer and the Shareholders’ Representative have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement. The Actuarial Arbitrator shall deliver to Buyer and the Shareholders’ Representative, as promptly as practicable and in any event within ninety (90) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The Actuarial Arbitrator may select a position other than those selected by Buyer or the Shareholders’ Representative as a resolution for each item of disagreement; provided, that, the Actuarial Arbitrator shall not assign a value to any item greater than the greatest value for such item claimed by either the Shareholders’ Representative or Buyer or less than the smallest value for such item claimed by either the Shareholders’ Representative or Buyer. The Actuarial Arbitrator shall make its determination based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. The determination of the Actuarial Arbitrator shall be final and binding. Buyer, on the one hand, and the Sellers, on the other, will share equally the fees and expenses of the Actuarial Arbitrator.

2.3           Adjustment to Retirement Underfunding. If the Closing Retirement Underfunding as finally determined in accordance with this Article 2 is less than the Estimated Retirement Underfunding Amount, Buyer shall pay, by wire transfer within five (5) Business Days of such final determination, to each Seller an amount equal to such Seller’s portion as set forth on Schedule 1.1 of such excess, less such Seller’s share of the Actuarial Arbitrator fees and expenses, which shall be paid by Buyer; provided, that such excess payable by Buyer shall not exceed the Estimated Retirement Underfunding Amount.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller, severally and not jointly, represents and warrants to Buyer as set forth below.

3.1           Authority and Enforceability. Each Seller is either an individual or a trust and has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and to perform such Seller’s obligations hereunder. In the case of a Seller that is a trust, the execution and delivery by that Seller of this Agreement, and the performance by that Seller of its obligations hereunder, has been duly and validly authorized by or on behalf of such Seller and no other action on the part of such Seller is necessary. This Agreement has been duly authorized, executed and delivered by each Seller and constitutes the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

3.2           Conflicts. The execution and delivery of this Agreement and the performance of a Seller’s obligations hereunder and the consummation of the transactions contemplated hereby, does not and will not:

(a)        in the case of a Seller that is a trust, conflict with or result in a violation or breach of any of the terms, conditions or provisions of the trust documents applicable to such Seller;

(b)        in the case of each Seller, conflict with or result in a violation or breach of any term or provision of applicable Law; or

(c)        in the case of each Seller:

(i)      require such Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of;

(ii)     conflict with or result in a violation or breach of;

(iii)    constitute (with or without notice or lapse of time or both) a default under;

(iv)    result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to;

(v)     result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under; or

(vi)    result in the creation or imposition of any Encumbrance upon such Seller or any of their respective assets or properties under,

any Contract or Permit to which such Seller is a party or by which any of its respective assets or properties is bound, other than, in the case of clauses ((iv),(v) and (vi)), as could not, individually or in the aggregate, be reasonably likely to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated by this Agreement.

3.3           Capitalization. Each Seller represents (a) that such Seller owns the number of Shares set forth next to such Seller’s name on Schedule 1.1, (b) the transactions contemplated hereby will not give rise to any preemptive rights or rights of first refusal with respect to the Shares and (c) such Seller does not otherwise have any rights with respect to the capital stock of the Company.

3.4           Business Involvement. Each Seller, other than the individuals set forth on Schedule 3.4, represents that such Seller is not actively involved in the management, business or operations of the Company or the Company Subsidiary.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY AND THE COMPANY
SUBSIDIARY

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and each of the Sellers, severally and not jointly, represent and warrant to Buyer as set forth below.

4.1           Organization and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Connecticut. The Company Subsidiary is duly organized, validly existing and in good standing under the laws of the State of Connecticut. Each of the Company and the Company Subsidiary is licensed or qualified to conduct its business and is in good standing in those jurisdictions specified on Schedule 4.1, which jurisdictions are the only jurisdictions in which the nature of its business or the properties owned, leased or operated by it make such license or qualification necessary. Each of the Company and the Company Subsidiary has the power and authority to own, lease and operate the assets it purports to own, lease and operate and to carry on its business in the manner and to the extent currently conducted.

4.2           Authority and Enforceability. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder, have been duly and validly authorized by the board of directors of the Company and no other corporate action on the part of the Company or the Sellers is necessary. This Agreement has been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery by Buyer, the Sellers and the Shareholders’ Representative) constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

4.3           Conflicts. The execution and delivery by the Company of this Agreement and the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby, does not and will not:

(a)          Conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of the Company or the organizational documents of the Company Subsidiary;

(b)         (i) conflict with or result in a violation or breach of any term or provision of applicable Law (other than as would result from the identity or legal or regulatory status of Buyer), or (ii) except for notice to be provided to the Bureau of Alcohol, Tobacco, Firearms and Explosives, require a registration, filing, application, notice, consent, approval, order, qualification, or waiver with, to or from any Governmental Authority; or

(c)          except for the consent required from Webster Bank, National Association (“Webster”) pursuant to the Amended and Restated Commercial Revolving Line of Credit Agreement between Webster, the Company and the Company Subsidiary, dated January 31, 2007 and modified on September 26, 2007, and the other loan documents issued pursuant thereto (the “Webster Credit Agreement”), (i) require the Company or the Company Subsidiary to obtain any consent or approval of, or take any action as to, or make any filing with or give any notice to, any Person as a result or under the terms of, (ii) conflict with or result in a violation or breach of, (iii) constitute (with or without notice or lapse of time or both) a default under, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under or (vi) result in the creation or imposition of any Encumbrance upon the Company or the Company Subsidiary or any of their respective assets or properties under any material Contract or Permit to which the Company or the Company Subsidiary is a party or by which any of their respective assets or properties are bound.

4.4           Capitalization.

(a)          The total authorized capital stock of the Company consists of 120,000 shares of Class A common stock, (the “Class A Common Stock”) of which 86,773 shares are issued and outstanding and 18,067 shares are held in treasury, and 1,080,000 shares of Class B common stock (the “Class B Common Stock”), of which 760,936 are issued and outstanding and 179,915 are held in treasury. The Shares constitute all of the issued and outstanding shares of capital stock of the Company and have been validly issued, are fully paid and nonassessable. There are no outstanding (i) securities convertible into or exchangeable for any capital stock of the Company; (ii) options, warrants or other rights to purchase or subscribe to capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company; or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights. The Shares are held of record as set forth on Schedule 1.1.

(b)         All of the issued and outstanding equity interests of the Company Subsidiary have been duly authorized and validly issued and the Company owns beneficially and holds of record all of such equity interests in the Company Subsidiary free and clear of all Encumbrances. Except for the Company’s interests in the Company Subsidiary, neither the Company nor the Company Subsidiary owns, directly or indirectly, any interest or investment (whether equity or debt) in any Person.

4.5           Financial Statements.

(a)          Prior to the execution of this Agreement, the Company has made available to Buyer: (i) true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiary as of June 30, 2007 and the related unaudited consolidated statements of income and comprehensive income and cash flows (together, the “Most Recent Financial Statements”) and (ii) true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiary as of, and for the respective year then ended, December 31, 2006 (the “Most Recent Audited Balance Sheet Date”) and December 31, 2005, including the notes thereto, and the related statements of income and comprehensive income, cash flows and shareholders’ equity for each of the fiscal years then ended (together, the “Audited Financial Statements”, and together with the Most Recent Financial Statements, the “Financial Statement”). The Financial Statements (including the notes thereto) (i) have been prepared in conformity with GAAP, (ii) present fairly, in all material respects, the financial position of the Company and the Company Subsidiary as of such dates and the results of the operations and cash flows of the Company and the Company Subsidiary for such periods and (iii) were compiled from the books and records of the Company and the Company Subsidiary regularly maintained by management and used to prepare the financial statements of the Company and the Company Subsidiary in accordance with the principles stated therein; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments consistent with past practice and lack footnotes and other presentation items. The Company and the Company Subsidiary have maintained their respective books and records in accordance with reasonable business practices, including the maintenance of an adequate system of internal controls, and in a manner sufficient to permit the preparation of financial statements in accordance with GAAP.

(b)         Since the Most Recent Audited Balance Sheet Date, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements, in accordance with GAAP, that has not been so disclosed. Except as set forth on Schedule 4.5(b), as of the date hereof, the Company has not identified any significant deficiencies or material weaknesses in the design or operation of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act), and there has been no incidence of fraud in the past five (5) years, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

4.6           No Undisclosed Liabilities. There are no liabilities against, relating to or affecting the Company or the Company Subsidiary except for (i) liabilities disclosed, recorded in or reserved against on the Audited Financial Statements, (ii) liabilities incurred in the ordinary course of business consistent with past practice and (iii) the liabilities set forth on Schedule 4.6.

4.7           Operations Since the Most Recent Audited Balance Sheet Date. Since the Most Recent Audited Balance Sheet Date, there has not been a Material Adverse Effect, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, except as disclosed on Schedule 4.7, there has not occurred between the Most Recent Audited Balance Sheet Date and the date hereof:

(a)          any authorization, issuance, sale or other disposition by the Company or the Company Subsidiary of any shares of capital stock (or other comparable equity interest) of or option with respect to the Company or the Company Subsidiary, or any modification or amendment of any right of any holder of any outstanding shares of capital stock (or other comparable equity interest) or option with respect to the Company or the Company Subsidiary;

(b)         (i) any increase in the salary, wages or other compensation of (A) any director, officer or employee of the Company or the Company Subsidiary having a base salary in excess of $75,000 per year or any business consultant of the Company or the Company Subsidiary or (B) any other employee of the Company or the Company Subsidiary in an amount greater than five percent (5%) per annum, (ii) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment-related contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment-related contract or other employee compensation arrangement or (iii) any adoption, entering into or becoming bound by any Benefit Plan, employment-related contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Benefit Plan or employment-related contract, except to the extent required by applicable Law and, in the event compliance with legal requirements presented options, only to the extent the option which the Company or the Company Subsidiary reasonably believed to be the least costly was chosen;

(c)          (i) other than indebtedness incurred in the ordinary course pursuant to the Webster Credit Agreement, incurrences by the Company or the Company Subsidiary of any liability or indebtedness with respect to which the obligations of the Company or the Company Subsidiary exceed $225,000 or (ii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company or the Company Subsidiary under, any indebtedness of or owing to the Company or the Company Subsidiary;

(d)         any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of the Company or the Company Subsidiary in an aggregate amount exceeding $225,000;

(e)          other than in the ordinary course of business, any granting of any discounts, rebates or similar incentives, either on a one-time or contingent basis or selling or delivering of any product having payment terms of one hundred and twenty (120) days or more; or any material change in (i) any pricing, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company or the Company Subsidiary, or (ii) any method of calculating any bad debt, contingency or other reserve of the Company or the Company Subsidiary for accounting, financial reporting or Tax purposes, or any change in the fiscal year of the Company or the Company Subsidiary;

(f)          any write-off or write-down of or any determination to write off or write down any of the assets or properties of the Company or the Company Subsidiary in an aggregate amount exceeding $100,000;

(g)         any acquisition or disposition of, or incurrence of an Encumbrance on, any assets or properties of the Company or the Company Subsidiary, other than in the ordinary course of business consistent with past practice;

(h)         any (i) amendment of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of the Company or the Company Subsidiary, (ii) recapitalization, reorganization, liquidation or dissolution of the Company or the Company Subsidiary or (iii) merger or other business combination involving the Company or the Company Subsidiary and any other Person;

(i)           any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (i) any Business Agreement (or agreement that had it been in effect on the date hereof would have been a Business Agreement) or (ii) any material Permit held by the Company or the Company Subsidiary;

(j)           capital expenditures or commitments for additions to property, plant or equipment of the Company or the Company Subsidiary constituting capital assets in an aggregate amount exceeding $100,000;

(k)          any commencement or termination by the Company or the Company Subsidiary of any line of business;

(l)           any transaction (including, without limitation, the distribution of, or granting of any beneficial interest in, any firearm, except those listed on Schedule 6.13) by the Company or the Company Subsidiary with any of the Affiliates, officers, directors, or shareholders thereof or any of such officer’s, director’s, or shareholder’s Affiliates (i) outside the ordinary course of business consistent with past practice or (ii) other than on an arm’s-length basis, other than, in each case, pursuant to any Business Agreement in effect on the Most Recent Audited Balance Sheet Date and disclosed pursuant to Schedule 4.13;

(m)         any disposition or lapse of any rights the Company or the Company Subsidiary has under any Intellectual Property or disposition of or disclosure to any Person (other than representatives of Buyer) of any trade secret, formula, process, know-how, software, or other Company Intellectual Property not theretofore a matter of public knowledge;

(n)         to the Company’s Knowledge, any other adverse change in any rights the Company or the Company Subsidiary has under or to Intellectual Property, other than the expiration thereof in accordance with its terms as described in Schedule 4.11;

(o)         except for the December Dividend, any declaration, reserve, payment or receipt of any dividend or other distribution in respect of the capital stock of the Company or direct or indirect redemption, purchase or other acquisition or receipt of payment in respect of a redemption, purchase or other acquisition of, any capital stock of the Company;

(p)         any entering into of a Contract to do or engage in any of the foregoing after the date hereof; or

(q)         any other transaction involving or development affecting the Company or the Company Subsidiary outside the ordinary course of business consistent with past practice.

4.8             Taxes.

(a)          Filing of Returns and Payment of Taxes. The Company and the Company Subsidiary have filed all Tax Returns in connection with any federal, state or local Tax required to be filed by it (taking account of extensions to file that have been properly obtained), and the Company and the Company Subsidiary have timely paid all such Taxes shown thereon to be due except as contested in good faith. All Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct in all material respects and filed on a timely basis. To the Knowledge of the Company, no unresolved issue has been raised in writing by any Governmental Authority in the course of any audit with respect to Taxes for which the Company or the Company Subsidiary would be held liable.

(b)         Tax Liens. To the Knowledge of the Company, none of the assets of the Company or the Company Subsidiary are subject to any lien in favor of the United States pursuant to Section 6321 of the Code for nonpayment of federal Taxes, or any lien in favor of any country, state or locality pursuant to any comparable provision of state or local Law, other than Taxes not yet due and payable.

(c)          Audits and Extensions; etc. Except as set forth in Schedule 4.8(c), no Tax Return of the Company and the Company Subsidiary relating to property Taxes, transfer Taxes, sales or use Taxes or any Tax is currently under audit or examination by any Governmental Authority of which the Company or the Company Subsidiary has notice, and no written notice of such an audit or examination has been received by the Company or the Company Subsidiary. Each deficiency resulting from any audit or examination relating to any such Taxes by any Governmental Authority has been paid, except for deficiencies being contested in good faith by appropriate proceedings. Except as set forth in Schedule 4.8(c), the Company and the Company Subsidiary have not given nor is there a pending request to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to any such Taxes.

(d)         Tax Sharing Agreements. No agreement as to indemnification for, contribution to, or payment of Taxes exists between the Company or the Company Subsidiary and any other Person, including pursuant to any Tax sharing agreement, lease agreement, purchase or sale agreement, partnership agreement or any other agreement.

(e)          Other Jurisdictions. Except as set forth in Schedule 4.8(e)(i), no jurisdiction (whether within or without the United States) in which the Company or the Company Subsidiary has not filed a specific Tax Return has asserted that the Company or the Company Subsidiary is required to file such Tax Return in such jurisdiction. Schedule 4.8(e)(ii) lists all states and all non-U.S. taxing jurisdictions in which the Company or the Company Subsidiary files any Tax

Returns and indicates in the case of income or franchise Tax filings whether such filings are made on a consolidated, combined or unitary basis and the state allocation factors for the most recent taxable year for which filings have been made.

(f)          Withholding. The Company (and the Company Subsidiary) has complied (and until the Closing Date will comply) with all applicable Laws relating to the payment and withholding of Taxes (including withholding and reporting requirements under Code §§1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other Laws) and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Authorities all required amounts.

(g)         Tax Rulings, etc. Neither the Company nor the Company Subsidiary has received any written ruling of a taxing authority relating to Taxes, or any other written and legally binding agreement with a taxing authority relating to Taxes.

(h)         Copies of Tax Returns. The Company has made available (or, in the case of Tax Returns to be filed on or before the Closing Date, will make available) to Buyer complete and accurate copies of Tax Returns and associated work papers filed by or on behalf of the Company and the Company Subsidiary for the taxable years ending December 31, 2004 through December 31, 2006.

(i)           Excess Parachute Payments. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with or together with all other payments under any Contract or arrangement or otherwise which alone or together with all other payments could constitute a “parachute payment” to any “disqualified individual” as those terms are defined in Code §280G (whether or not such payment is considered to be reasonable compensation for services rendered).

(j)           Tax-Exempt Use Property. No property of the Company (or the Company Subsidiary) is property that the Company or any party to this transaction is or will be required to treat as being owned by another Person pursuant to the provisions of Code §168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Code §168.

(k)          Accounting Method, etc. Neither the Company nor the Company Subsidiary is required to include in income any adjustment pursuant to Code §481(a) by reason of a voluntary change in accounting method initiated by the Company (or the Company Subsidiary), and the Internal Revenue Service (the “IRS”) has not proposed an adjustment or change in accounting method; except as set forth in Schedule 4.8(k), to the Knowledge of the Company no Company or Company Subsidiary income economically accrued prior to the Closing Date will be recognized as taxable income after the Closing Date as a result of the Company or the Company Subsidiary having been a party to an installment sale or an open transaction, other than any amounts that are reflected in a reserve for Taxes on the balance sheet in the Most Recent Financial Statements.

(l)           Acquisition Indebtedness. Neither the Company nor the Company Subsidiary has issued or assumed any acquisition indebtedness within the meaning of Code §279 or is a borrower under any loan to which the limitations of Code §163(j) apply.

(m)         USRPHC. The Company is not a United States real property holding corporation within the meaning of Code §897(c)(2).

(n)         Reportable Transactions. The Company (and the Company Subsidiary) has disclosed on its federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Neither the Company nor the Company Subsidiary has engaged in any reportable transactions that were required to be disclosed pursuant to Treasury Regulation §1.6011-4.

(o)         Tax Returns. For all applicable Tax Returns of the Company (or the Company Subsidiary) through December 31, 2003 (taking into account of extensions to file that have been properly obtained), to the Knowledge of the Company either (i) the statute of limitations for the assessment of all Taxes has expired or (ii) all applicable Tax Returns have been examined by the appropriate taxing authorities and no deficiency for any Taxes has been suggested, proposed, asserted or assessed against the Company (or the Company Subsidiary) that has not been resolved and paid in full.

(p)         Escheat and Unclaimed Property. Except as set forth in Schedule 4.8(p), neither the Company nor the Company Subsidiary is (or will be as of the Closing Date) subject to levies or assessments for unclaimed property under applicable escheat or unclaimed property Laws.

4.9             Permits. Schedule 4.9 contains a true and complete list of all Permits used in and material, individually or in the aggregate, to the business or operations of the Company or the Company Subsidiary (and all pending applications for any such Permits), setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, the Company has delivered to Buyer true and complete copies of all such Permits. Except as set forth on Schedule 4.9, (a) the Company or the Company Subsidiary owns or validly holds all Permits that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted, (b) each Permit listed on Schedule 4.9 is valid, binding and in full force and effect and (c) neither the Company nor the Company Subsidiary is, or has received any notice that it is in default (or with the giving of notice or lapse of time or both, would be in default) under any material Permit.

4.10           Real Property.

(a)           Schedule 4.10(a) sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property, and except as set forth on Schedule 4.10(a):

(i)            the Company or the Company Subsidiary has good and marketable fee simple title, free and clear of all Encumbrances;

(ii)           except for the real property lease agreement between the Company and The Marlin Company (the “TMC Lease”), a true and complete copy of which has been provided to Buyer, neither of the Company nor the Company Subsidiary has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof and the Company or the Company Subsidiary is in possession of each parcel of such Owned Real Property;

(iii)          the Company or the Company Subsidiary has adequate rights of ingress and egress;

(iv)          there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and

(v)           none of such Owned Real Property, or the use thereof, contravenes or violates any building, zoning, administrative or occupational safety and health or other applicable Law in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).

(b)           Schedule 4.10(b) contains a list of all leases and subleases, if any, (the “Leases”) of real property pursuant to which the Company or the Company Subsidiary is the lessee (the “Leased Real Property”). The Company or the Company Subsidiary has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it for the full term of the lease thereof. Each Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or the Company Subsidiary and, to the Knowledge of the Company, of each other Person that is a party thereto and there is no, and none of the Company nor the Company Subsidiary has received notice of any, material default by the Company or the Company Subsidiary (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Neither the Company nor the Company Subsidiary has reason to believe that any lessor under any Lease will not consent (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring any modification of the rights or obligations of the lessee thereunder. Neither the Company nor the Company Subsidiary owes any brokerage commissions with respect to any such leased space.

(c)           Prior to the execution of this Agreement, the Company has delivered to Buyer true and complete copies of (i) all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents, and all amendments thereof, with respect to the Owned Real Property and (ii) all leases, licenses, tenancies, subleases and other material occupancy agreements (including any amendments and renewal letters) and, to the extent reasonably available, all other documents referred to in clause (i) of this paragraph (c) with respect to the real property leased by the Company and the Company Subsidiary.

(d)           Except as set forth on Schedule 4.10(d), the improvements on the Owned Real Property are in good operating condition and in a state of good maintenance and repair ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of such Owned Real Property.

4.11           Intellectual Property.

(a)           Each of the Company and the Company Subsidiary owns legal title to, or pursuant to written agreement has valid and enforceable rights to use, all Intellectual Property which is used in or necessary for the operation of its respective business.

(b)           Schedule 4.11(b) contains a complete and correct list of all Patents, Marks, and Copyrights owned by the Company or the Company Subsidiary (“Company Intellectual Property”). Each of the Company and the Company Subsidiary, as applicable, owns the entire right, title, and interest in and to the Company Intellectual Property, free and clear of Encumbrances. All of the Company Intellectual Property is valid and in full force and effect. Except as set forth on Schedule 4.11(b), none of the Company Intellectual Property has lapsed, expired, or been abandoned since December 31, 2004.

(c)           Neither the Company nor the Company Subsidiary has received any notice that there is any material violation by any other Person of any right of the Company or the Company Subsidiary with respect to any or all Company Intellectual Property. Neither the Company nor the Company Subsidiary has entered into or consummated any material license or user agreement with another Person in respect to any or all Company Intellectual Property.

(d)           To the Knowledge of the Company, the Company Intellectual Property, for which the value is dependent upon its confidentiality, has not been misappropriated nor has it been the subject of an unauthorized disclosure.

(e)           To the Knowledge of the Company, during the previous three (3) years, no material Action has been taken or threatened, (i) alleging that the conduct of the Company or the Company Subsidiary or any Company Intellectual Property infringes on or misappropriates the Intellectual Property of another Person or (ii) challenging the ownership, right to use, or validity of Company Intellectual Property. To the Knowledge of the Company, there is no valid basis for any Action described in this Section 4.11(e).

(f)            The consummation of this Agreement will not result in the loss or impairment of any rights to own, use, or sell any or all Company Intellectual Property.

4.12           Compliance with Laws. Except as set forth in Schedule 4.12, the Company and the Company Subsidiary are in material compliance with all applicable Laws and have complied in a timely manner with all Laws that materially affect the business or condition of the Company or the Company Subsidiary, including without limitation, all Laws applicable to the import, export, manufacture, use, transportation, possession, and transfer of firearms and other defense articles, including without limitation, the Gun Control Act of 1968 (chapter 44 of title 18, United States Code), the National Firearms Act of 1934 (chapter 53 of title 26, United States Code), and the Arms Export Control Act (22 U.S.C. § 2778), as well as all implementing regulations thereto (collectively, “Firearms Regulation”). No notice, charge, claim or assertion to the effect that the Company or the Company Subsidiary is not in material compliance with any Law has been received by the Company or the Company Subsidiary nor has any been filed, commenced or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiary. To the Knowledge of the Company, there are no contemplated or pending enforcement or regulatory actions by any Governmental Authority directed at the Company (as opposed to the firearms industry as a whole) which could be reasonably expected to adversely affect or impede the Company or the Company Subsidiary’s ability to operate its business in accord with Firearms Regulations.

4.13           Contracts. Schedule 4.13 (with paragraph references corresponding to those set forth below) sets forth a true and correct list of each of the following:

(a)           Any Contract (other than Benefit Plans listed on Schedule 4.15(a), the leases listed on Schedules 4.10(a) and (b) and insurance policies listed on Schedule 4.19) that (i) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or the Company Subsidiary of $100,000 or more and which is not terminable on thirty (30) days’ or less notice and without liability, penalty or premium;

(b)           Any Contract (including purchase orders) involving the obligation of the Company or the Company Subsidiary to sell products or services pursuant to which the aggregate of payments to become due to the Company or the Company Subsidiary is equal to or exceeds $100,000, and which is not terminable on thirty (30) days’ or less notice and without liability, penalty or premium;

(c)           Any distributor, dealer, sales, advertising, agency, consultant, lobbying, manufacturer’s representative, franchise or similar Contract not cancelable by the Company or the Company Subsidiary on notice of not more than thirty (30) days and without liability, penalty or premium, and all Contracts (other than the Benefit Plans listed on Schedule 4.15(a)) providing for the payment of any bonus or commission based on sales or earnings;

(d)           Any commitment of the Company or the Company Subsidiary to make a capital expenditure or to purchase a capital asset (in either case involving a cost in excess of $25,000 individually or $100,000 in the aggregate) not contemplated by the capital expenditure budget of the Company or the Company Subsidiary;

(e)           Any Contract with any Person containing any exclusivity or covenant prohibiting or limiting the ability of the Company, the Company Subsidiary or, following the consummation of the transactions contemplated by this Agreement, Buyer to engage in any business activity or compete with any Person or, except as provided in the Non-Competition Agreement and the Trademark Coexistence Agreement, prohibiting or limiting the ability of any Person to compete with the Company or any Subsidiary;

(f)            Any lease or similar agreement under which (i) the Company or the Company Subsidiary is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person for an annual rent in excess of $25,000 or (ii) the Company or the Company Subsidiary is the lessor of, or makes available for use by any third Person, any tangible personal property owned by it for an annual rent in excess of $25,000;

(g)           All partnership, joint venture, shareholders’ or similar Contracts, and any Contracts purporting to effect a waiver or termination thereof, which the Company or the Company Subsidiary is a party or by which any of their assets or properties are bound;

(h)           All Contracts relating to indebtedness of the Company or the Company Subsidiary in excess of $100,000;

(i)            All Contracts relating to (i) the future disposition or acquisition of any assets or properties, other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (ii) any merger or other business combination;

(j)            All Contracts between or among the Company or the Company Subsidiary, on the one hand, and any of the Affiliates, officers, directors, or shareholders thereof or any of such officer’s, director’s, or shareholder’s Affiliates, on the other hand;

(k)           All Contracts that (i) limit or contain restrictions on the ability of the Company or the Company Subsidiary to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur indebtedness, to incur or suffer to exist any Encumbrance, to purchase or sell any assets or properties, to change the lines of business in which it participates or engages or to engage in any merger, consolidation or other business combination or (ii) require the Company or the Company Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition; and

(l)            All Contracts, including licenses, sublicenses, agreements and permissions, by which the Company or the Company Subsidiary uses the Intellectual Property owned by a third party (other than ordinary course off-the-shelf software licenses) or a third party uses the Company Intellectual Property.

4.14           Status of Contracts. Each of the Contracts set forth on Schedules 4.10(b), 4.13, and 4.17(a) (collectively, the “Business Agreements”) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or the Company Subsidiary and, to the Knowledge of the Company, each party thereto. Prior to the execution of this Agreement, the Company has either delivered to Buyer or has given Buyer access to true and complete copies or, if none, reasonably complete and accurate written descriptions, together with all amendments and supplements thereto and all waivers of any terms thereof, of the Business Agreements. Neither the Company, the Company Subsidiary nor, to the Knowledge of the Company, any other party to such Business Agreement, is in, or, to the Knowledge of the Company, alleged to be in, material violation or breach of or default under any such Business Agreement (or with notice or lapse of time or both, would be in violation or breach of or default under any such Business Agreement) in any material respect. Except for warranty claims arising in the ordinary course of business, there are no outstanding claims for indemnification under any such Business Agreement.

4.15           Employee Benefits.

(a)           Schedule 4.15(a) (i) contains a true and complete list of each Benefit Plan, (ii) identifies each Benefit Plan that is a Qualified Plan, (iii) identifies each Benefit Plan that is a Deferred Compensation Plan, Pension Plan and SERP and (iv) identifies each Benefit Plan that at any time during the five (5) year period preceding the date of this Agreement was a Defined Benefit Plan. Neither the Company nor the Company Subsidiary has scheduled or agreed (i) to establish any plan, program, policy or arrangement that would be considered to be a Benefit Plan or (ii) to increase benefit levels (or to create new benefits) with respect to any Benefit Plan. Except as disclosed in Schedule 4.15(a), no loan is outstanding between the Company or the Company Subsidiary and any current or former employee thereof.

(b)           Complete and correct copies of the following documents have been furnished to Buyer prior to the execution of this Agreement: (i) the Benefit Plans, any related trust agreements, and service provider agreements, insurance contracts or agreements with investment managers, including without limitation, all amendments thereto, (ii) current summary plan descriptions of each Benefit Plan subject to ERISA, and any similar descriptions of all other Benefit Plans, (iii) the two most recent Form 5500’s and schedules thereto for each Benefit Plan subject to ERISA reporting requirements; (iv) the most recent determination of the IRS with respect to each Qualified Plan, (v) the most recent financial statements prepared with respect to any Benefit Plan and (vi) the most recent actuarial report of the qualified actuary of any Benefit Plan with respect to which actuarial valuations are, or are required to be, conducted.

(c)           Each of the Benefit Plans is, and its administration is and has been since inception, in all material respects in compliance with, and neither the Company nor the Company Subsidiary has received any claim or notice that any such Benefit Plan is not in compliance with, all applicable Laws, including reporting obligations to the Department of Labor, and prohibited transactions exemptions. Each Qualified Plan is qualified under Section 401(a) of the Code and has received an IRS determination letter or has adopted a prototype plan and the prototype sponsor has received an opinion letter from the IRS as to the plan’s qualified status. Except as disclosed in Schedule 4.15(c), each Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other Tax benefits complies with the requirements of the applicable provisions of the Code or other laws required in order to provide such Tax benefits.

(d)           Neither Company nor the Company Subsidiary is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract. All contributions and other payments required to be made by the Company or the Company Subsidiary to any Benefit Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefore and have been or will be reflected in the Financial Statements in accordance with GAAP. There are no material outstanding liabilities of, or related to, any Benefit Plan, other than liabilities for benefits to be paid in the ordinary course to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.

(e)           No event has occurred, and there exists no condition or set of circumstances in connection with any Benefit Plan, under which the Company or the Company Subsidiary, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk of material liability under ERISA, the Code, or any other applicable Law other than liabilities for benefits or ancillary administrative services incurred in the ordinary course.

(f)            There are no pending or, to the Knowledge of the Company, threatened claims or investigations related to any Benefit Plan, nor is there any basis for such a claim or investigation.

(g)           No transaction contemplated by this Agreement will result in liability under Sections 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Company, the Company Subsidiary, Buyer or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and no event or condition exists or has existed which could reasonably be expected to result in any such liability with respect to Buyer, the Company, the Company Subsidiary or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA. No “reportable event”, other than the transactions contemplated by this Agreement, within the meaning of

Section 4043 of ERISA has occurred or is expected to occur with respect to any Defined Benefit Plan for which the reporting requirements have not been waived. No termination, re-establishment or spin off transaction has occurred with respect to any Defined Benefit Plan. No Defined Benefit Plan has incurred any accumulated funding deficiency, whether or not waived. No filing has been made and no proceeding has been commenced for the complete or partial termination of, or withdrawal from, any Pension Plan, except as set forth in Schedule 4.15(g).

(h)           Except as set forth in Schedule 4.15(h), the fair market value of the assets of each Defined Benefit Plan, as determined as of the last day of the plan year of such plan which coincides with or first precedes the date of this Agreement, was not less than the present value of the projected benefit obligations under such plan at such date as established on the basis of the actuarial assumptions applicable under such Defined Benefit Plan at said date and, to the Knowledge of the Company, there have been no material changes in such values since said date.

(i)            Except as disclosed in Schedule 4.15(i), no benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement. No Benefit Plan provides for any additional amounts to be paid with respect to any Tax imposed under Section 4999 of the Code.

(j)            Except as set forth on Schedule 4.15(j), no Benefit Plan provides welfare coverage that extends after the termination of employment other than for continued coverage provided pursuant to the requirements of Section 4980B of the Code or other similar provision of state law and each Benefit Plan providing such coverage may be amended, modified or terminated after the Closing Date without cost or liability other than for claims for expenses actually incurred prior to the date of such amendment, modification or termination. No Company Subsidiary employee is eligible for benefits under any Benefit Plan set forth in Schedule 4.15(j).

(k)           The Company has taken all actions necessary to effectuate a complete cessation of all future benefit accruals under any Pension Plan, including without limitation adopting all necessary plan amendments and providing the notice to plan participants satisfying all of the requirements of Section 204(h) of ERISA, with such cessation to be effective as of a date no later than December 31, 2007.

4.16           Environmental Compliance.

(a)           Each of the Company and the Company Subsidiary is in compliance in all material respects with currently applicable Environmental Laws and (except as noted in Schedule 4.16(a)) has at all times complied in all material respects with all Environmental Laws.

(b)           (i) Each of the Company and the Company Subsidiary possesses all Permits required under Environmental Laws for its operations as currently conducted, (ii) all such Permits are in full force and effect, and (iii) no actions are pending, or to the Knowledge of the Company, threatened, to amend, challenge, terminate, cancel, limit, restrict or appeal any such Permits.

(c)           Except as noted in Schedule 4.16(c), there has been no release of any Hazardous Substance by the Company or the Company Subsidiary or any other party at the Owned Real Property or any of the Leased Real Property that is in material violation of or could lead to any material liability or material investigative, corrective or remedial obligation arising under any Environmental Law.

(d)           Except as noted in Schedule 4.16(d) none of the Company, the Company Subsidiary or any of their respective predecessors or Affiliates has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance so as to give rise to any material liability or any material investigative, corrective or remedial obligation under any Environmental Law, or (ii) either expressly or by operation of law, assumed or undertaken any material liability or any material obligation for corrective or remedial action of any other Person under any Environmental Law.

(e)           Except as noted in Schedule 4.16(e) with respect to those certain parcels of real property located at 85 Willow Street, New Haven, Connecticut (the “New Haven Property”), and 100 Kenna Drive in North Haven, Connecticut (the “North Haven Property”) neither the Company nor the Company Subsidiary has received since January 1, 2002 (or prior to this date with respect to matters that are not fully resolved and corrected, including the payment of fines and penalties with respect thereto) any written or other notice of violation or liability, nor is any Action pending or, to the Knowledge of the Company, threatened, asserting an actual or potential liability or obligation under any Environmental Law in respect to the Company or the Company Subsidiary or any of their current or former facilities or operations. All agreements between the Company and the State of Connecticut with respect to environmental matters related to the New Haven Property are listed on Schedule 4.16(e).

(f)            Except as in the ordinary course of business pursuant to Permits issued by the Connecticut Department of Environmental Protection, the Massachusetts Department of Environmental Protection and/or the U.S. Environmental Protection Agency for the facilities and operations of the Company and the Company Subsidiary, neither the Company nor the Company Subsidiary has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Substance to any off-site location.

(g)           All material environmental studies and audits conducted in relation to the Owned Real Property or the Leased Real Property by or on behalf of the Company or the Company Subsidiary in the last five (5) years are listed on Schedule 4.16(g), copies of which have been provided to Buyer.

(h)           Except for obligations under the Connecticut Transfer Act (Section 22a-134 et seq. of the Connecticut General Statutes) (the “Transfer Act”) with respect to the North Haven Property, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any “transaction triggered” or “responsible property transfer” Environmental Laws.

(i)            Notwithstanding any other provision of this Agreement, this Section 4.16 contains the sole and exclusive representations and warranties of the Company and Sellers with respect to environmental matters, including all matters arising under Environmental Laws.

(j)                                     For the avoidance of doubt, the AOCs are exceptions to the representations and warranties in this Section 4.16 and the Sellers make no representation or warranty as to the noncompliance with Environmental Laws or the release of Hazardous Substances to the extent such noncompliance or release arises from one or more of the AOCs.

4.17                          Employee Relations and Agreements.

(a)                                  Schedule 4.17(a) contains a list of (i) all employment, severance, consulting or similar agreements to which the Company or the Company Subsidiary is a party as of the date of this Agreement, other than employment agreements terminable by either party at-will and without any severance obligation on the part of the Company or the Company Subsidiary, (ii) all severance programs or policies of the Company or the Company Subsidiary with or relating to its employees and (iii) all other agreements that entitle any employee to compensation or other consideration as a result of the acquisition by any Person of control of the Company or the Company Subsidiary.

(b)                                 Neither the Company nor the Company Subsidiary is a party to any collective bargaining agreement or other labor contract. Neither the Company nor the Company Subsidiary is subject to any (i) unfair labor practice complaint pending before the National Labor Relations Board or any other federal, state, local or foreign agency, (ii) pending or, to the Knowledge of the Company, threatened labor strike, slowdown, work stoppage, lockout, or other organized labor disturbance, (iii) pending grievance proceeding, (iv) pending representation question, or (v) to the Knowledge of the Company, attempt by any union to represent employees as a collective bargaining agent.

(c)                                  The Company and the Company Subsidiary are in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours.

(d)                                 To the Knowledge of the Company, none of the employees of the Company or the Company Subsidiary is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to a former employer relating to the right of such employee to be employed by the Company or the Company Subsidiary or the employee’s knowledge or use of trade secrets or proprietary information.

4.18                          Litigation. Except as disclosed on Schedule 4.18 (with paragraph references corresponding to those set forth below):

(a)                                  there are no outstanding injunctions, judgments, orders, decrees, rulings, or charges against the Company or the Company Subsidiary;

(b)                                 there are no Actions, hearings, or investigations of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction pending or, to the Knowledge of the Company threatened against, relating to or affecting the Company or the Company Subsidiary which (i) could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or the Escrow Agreement or otherwise result in a material diminution of the benefits contemplated by this Agreement to Buyer, or (ii) if determined adversely to the Company or the Company Subsidiary, could reasonably be expected to result in (A) any injunction or other equitable relief against the Company or the Company Subsidiary that would interfere in any material respect with its business or operations or (B) Losses by the Company or the Company Subsidiary, individually or in the aggregate with Losses in respect of other such Actions, that would be reasonably expected to have a Material Adverse Effect; and

(c)                                  there are no facts or circumstances Known to the Company that could reasonably be expected to give rise to any Action that would be required to be disclosed pursuant to clause (b) above.

Schedule 4.18(d) sets forth all payments, listing the amounts and dates of each such payment, made or accrued since the Most Recent Audited Balance Sheet Date in connection with the law suits set forth thereon.

4.19                          Insurance. All policies or binders of fire, liability, product liability, worker’s compensation, vehicular and other insurance held by or on behalf of the Company or the Company Subsidiary are listed and described on Schedule 4.19. The insurance coverage provided by any of the policies described on Schedule 4.19 will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each policy listed on Schedule 4.19 is valid and binding and in full force and effect, all premiums on all such policies have been paid to date and each of the Company and the Company Subsidiary has complied with all terms and conditions of such policies and neither the Company, the Company Subsidiary nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. The insurance limits of such policies listed on Schedule 4.19 have not been exhausted or materially diminished. The insurance policies listed on Schedule 4.19, in light of the respective business, operations and assets and properties of the Company and the Company Subsidiary, are in amounts and have coverages that are reasonable and customary for Persons engaged in such businesses and operations and having such assets and properties and are placed with insurers that are reputable and, to the Knowledge of the Company, financially sound. Neither the Company, the Company Subsidiary nor the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section 4.19 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

4.20                          Suppliers and Customers. Schedule 4.20(a) lists the ten (10) largest customers of the Company and the Company Subsidiary, on the basis of revenues for goods sold or services provided for each of the three (3) most recently-completed fiscal years. Schedule 4.20(b) lists the ten (10) largest suppliers of the Company and the Subsidiary, on the basis of cost of goods or services purchased for the most recently-completed fiscal year. No such material supplier of the Company or the Company Subsidiary has canceled or materially reduced any contract or order for provisions of, and, to the Knowledge of the Company, there has been no threat by any material supplier not to provide products, supplies, or services to the Company or the Company Subsidiary at any time in the last two years. Except for Wal-Mart Stores, Inc., no such material customer of the Company or the Company Subsidiary has canceled or materially reduced any contract or order for provisions of and, to the Knowledge of the Company, there has been no threat by any material customer to cancel or materially reduce any order for products, supplies or services from the Company or the Company Subsidiary at any time in the last two years, other than order cancellations made in the ordinary course of business consistent with the Company’s past experience.

4.21                          Accounts Receivable. Except as set forth on Schedule 4.21(i), all of the accounts receivable owing to the Company or the Company Subsidiary, net of applicable reserves, (i) constitute legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (ii) arose from bona fide transactions for goods sold or services performed in the ordinary course of business and are payable on ordinary trade terms, (iii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) are believed in good faith by the Company to be genuine and collectible, in the ordinary course of business consistent with past practice, in the aggregate recorded amounts thereof net of any applicable reserves and (vi) are not the subject of any Actions brought by or on behalf of the Company or the Company Subsidiary. To the Knowledge of the Company and except as set forth on Schedule 4.21(i), no account debtor has refused or threatened to refuse to pay its obligations for any reason and no account debtor is insolvent or bankrupt. There are no security arrangements and collateral securing the repayment or other satisfaction of receivables of the Company and the Company Subsidiary; provided, that Schedule 4.21(ii) lists all letters of credit issued in favor of the Company or the Company Subsidiary.

4.22                          Properties.

(a)                                  Except for (i) the security interest granted by the Company and the Company Subsidiary to Webster and (ii) the financing statements filed by the State of Connecticut Department of Economic and Community Development and set forth on Schedule 4.22, each of the Company and the Company Subsidiary is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all personal property, whether tangible or intangible, used in or reasonably necessary for the conduct of their business, including all tangible personal property reflected on the balance sheet included in the Most Recent Audited Balance Sheet Date and tangible personal property acquired since the date of the Most Recent Audited Balance Sheet Date other than property disposed of since such date in the ordinary course of business consistent with past practice. Except for the security interest granted by the Company and the Company Subsidiary to Webster, all such tangible personal property is free and clear of all Encumbrances.

(b)                                 All material items of machinery, equipment, and other tangible assets of each of the Company and the Company Subsidiary are in operational condition, normal wear and tear excepted, have been regularly and properly serviced and maintained in a manner that would not void or limit the coverage of any warranty thereon, other than items currently under, or scheduled for, repair or construction, in the ordinary course of business consistent with past practice, and are adequate and fit to be used for the purposes for which they are currently used in the manner they are currently used.

4.23                          Bank Accounts. Schedule 4.23 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or the Company Subsidiary maintains accounts of any nature, the account numbers of all such accounts and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

4.24                          Powers of Attorney; Guarantees.

(a)                                  Neither the Company nor the Company Subsidiary has an obligation to act under any outstanding power of attorney or any obligation or liability, either accrued, accruing or contingent, as guarantor, surety, co-signor, endorser (other than for purposes of collection in the ordinary course of business of the Company and the Company Subsidiary), co-maker or indemnitor in respect of the obligation of any Person.

(b)                                 Except as set forth on Schedule 4.24, neither the Company nor the Company Subsidiary has any powers of attorney or comparable delegations of authority outstanding.

4.25                          Transactions with Affiliates. Except for the TMC Lease and as set forth on Schedule 4.25, there are no liabilities or existing business relationships between the Company and the Company Subsidiary and any of the Affiliates, officers, directors, or shareholders thereof or any of such officer’s, director’s, or shareholder’s Affiliates. No Affiliate, officer, director, or shareholder of the Company or the Company Subsidiary, provides or causes to be provided any assets, services or facilities used or held for use in connection with the business of the Company or the Company Subsidiary. To the Knowledge of the Company, no such Person is engaged in competition with the Company or the Company Subsidiary with respect to any line of the products or services of the Company or the Company Subsidiary in any market presently served by the Company or the Company Subsidiary. Except as disclosed on Schedule 4.25, since the Most Recent Audited Balance Sheet Date, all settlements of intercompany liabilities between the Company or the Company Subsidiary, on the one hand, and any of the Affiliates, officers, directors, or shareholders thereof or any of such officer’s, director’s, or shareholder’s Affiliates, on the other hand, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.

4.26                          Inventory. All inventory of the Company and the Company Subsidiary reflected on the balance sheet included in the Most Recent Financial Statements consisted, and all such inventory acquired since the date of the Most Recent Financial Statements consists, of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to any applicable reserves and normal and customary allowances in the industry for spoilage, damage and outdated items. Except for the security interest granted by the Company and the Company Subsidiary to Webster and except as disclosed in the notes to the Audited Financial Statements, all items included in the inventory of the Company and the Company Subsidiary are the property of the Company and the Company Subsidiary, free and clear of any Encumbrance, have not been pledged as collateral, are not held by the Company or the Company Subsidiary on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental Authorities. The Company and the Company Subsidiary have not sold any inventory that is subject to any repurchase or return arrangement or obligation.

4.27                          Corrupt Practices. Neither the Company nor the Company Subsidiary, nor any director, officer, agent, employee (whether full time or contract) or other Person acting on behalf of the Company or the Company Subsidiary has, in the course of its actions for, or on behalf of, the Company or the Company Subsidiary (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee (whether full time or contract) from corporate funds; or (iii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee (whether full time or contract).

4.28                          Books and Records. The minute books and other similar records of the Company and the Company Subsidiary as made available to Buyer prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the shareholders, the boards of directors and committees of the boards of directors of the Company and the Company Subsidiary for the periods covered by such minute books. The stock transfer ledgers and other similar records of the Company and the Company Subsidiary as made available to Buyer, prior to the execution of this Agreement, accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Company and the Company Subsidiary during the periods covered by such ledgers.

4.29                          Product Liabilities and Product Warranties. Except as disclosed on Schedule 4.29, there are no pending or, to the Knowledge of the Company, threatened product liability claims against the Company or the Company Subsidiary. Schedule 4.29 sets forth a summary of each product liability claim in excess of $100,000 paid by the Company or the Company Subsidiary in the past five (5) years. Standard form product warranties issued by the Company and the Company Subsidiary are listed and described on Schedule 4.29. To the Knowledge of the Company, the reserves set forth on the Most Recent Financial Statements are adequate for all pending, threatened and reasonably anticipated product warranty claims. There are no uninsured product liability claims that are pending or, to the Knowledge of the Company, threatened.

4.30                          Waiver and Termination of the Stockholders Agreement. The stockholders executing the Waiver and Termination Agreement attached hereto as Exhibit B (the “Waiver and Termination Agreement”), represent all of the stockholders necessary to terminate the Stockholders Agreement, by and among the Company and the stockholders listed therein, dated as of January 17, 1996, pursuant to its terms.

4.31                          Vintage Firearms Value. The fair market value of the Vintage Firearms, in the aggregate, does not exceed the total amount listed on Schedule 6.13.

4.32                          No Brokers. Except for Duff & Phelps Securities, LLC, the fees of which shall be paid by the Company and included in the Expense Amount, neither the Company nor any Seller has become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Company and the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Company and the Sellers as follows:

5.1                                Organization of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and corporate authority to own or lease its assets and to carry on its businesses as currently conducted.

5.2                                Authority of Buyer. Buyer has the corporate power and corporate authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Buyer has been duly authorized and approved by its board of directors and does not require any further authorization or consent of its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the Sellers) is the legal, valid and binding agreement of Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

5.3                                No Violation of Law and Agreements. The execution and delivery by Buyer of this Agreement, and the performance by each of its obligations hereunder, does not and will not:

(a)                                  Violate any provision of the certificate of incorporation or by-laws of Buyer;

(b)                                 To the knowledge of Buyer, violate any provision of applicable Law relating to Buyer;

(c)                                  Except as set forth on Schedule 5.3, require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Authority; or

(d)                                 To the knowledge of Buyer, (i) require a consent, approval or waiver from, or notice to, any party to any material contract to which Buyer is a party, or (ii) result in a breach of, constitute a default under, or result in the acceleration of material obligations, loss of material benefit or increase in any material liabilities or fees under, or create in any party the right to terminate, cancel or modify, any agreement to which Buyer is a party.

5.4                                No Litigation or Regulatory Action. There is no Action pending or, to the knowledge of Buyer, threatened, against Buyer or its Affiliates which would reasonably be expected to prevent, hinder or delay the consummation of any of the transactions contemplated hereby. There is no Action pending or, to the knowledge of Buyer, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement.

5.5                                Financial Ability. Buyer has, and will have on the Closing Date, and thereafter as needed, sufficient cash on hand from Buyer’s immediately available internal organization funds or available under a currently established committed credit facility or unutilized lines of credit with financial institutions, to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

5.6                                Solvency. On the Closing Date, after giving effect to all indebtedness being incurred on such date in connection herewith, Buyer will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business or (c) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

5.7                                Independent Analysis. Buyer acknowledges that it has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on (a) the results of such investigation and (b) the terms and conditions of this Agreement, including, without limitation, the representations and warranties of the Company and the Sellers set forth in this Agreement and in the officer’s certificate referred to in Section 8.1 of this Agreement. Such representations and warranties by the Company and the Sellers constitute the sole and exclusive representations and warranties of the Company and the Sellers to Buyer in connection with the transactions contemplated hereby, and Buyer acknowledges and agrees that the Company and the Sellers are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement and in the officer’s certificate referred to in Section 8.1 of this Agreement.

5.8                                Investment Intention. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Buyer will acquire its interest in the Company for investment only, and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling any interest therein, other than in compliance with the Securities Act. Buyer understands that the transactions contemplated hereby have not been, and will not be registered or qualified under the Securities Act nor any state or any other applicable securities law, by reason of a specific exemption from the registration or qualification provisions of those laws, based in part upon Buyer’s representations in this Agreement. Buyer understands that no part of the interest in the Company which Buyer acquires may be resold unless such resale is in compliance with the Securities Act, and registered or qualified under applicable state securities laws or an exemption from such registration and qualification is available.

5.9                                No Brokers. Neither Buyer nor any Person acting on Buyer’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement that is payable by the Sellers.

ARTICLE 6
ACTIONS PRIOR TO THE CLOSING DATE

6.1                                Consents of Third Parties; Governmental Approvals.

(a)                                  Buyer and the Company shall take, or cause to be taken by others, all commercially reasonable steps to obtain and satisfy, at the earliest practicable date, all Required Consents; provided, however, that neither the Company nor Buyer shall be required to incur any financial or other obligation in connection therewith, other than normal and customary transaction costs and filing fees.

(b)                                 In addition to and without limiting the foregoing, each of Buyer and the Company undertakes and agrees to file as soon as practicable, and in any event prior to fifteen (15) Business Days after the date hereof, any filings or submissions required under any applicable foreign antitrust or trade regulation Law. Each of Buyer and the Company shall use commercially reasonable efforts to obtain any clearance under any applicable foreign antitrust or trade regulation Law or to resolve any objections that may be asserted by the applicable Governmental Authority, in each case as promptly as practicable. Each of Buyer and the Company shall (i) promptly notify the other party of any written communication to that party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing, (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or discussion, and (iii) to the extent permitted under applicable Law, furnish the other party with copies of all correspondence, filings, and written communications between such party and its Affiliates and their respective representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the transactions contemplated hereby (unless the furnishing of such information would (A) violate the provisions of any applicable Law or any confidentiality agreement or (B) cause the loss of the attorney-client privilege with respect thereto; provided that each such party shall use its reasonable commercial efforts to promptly communicate to the other party the substance of any such communication, whether by redacting parts of such material communication or otherwise, so that such communication would not violate applicable Law or cause the loss of the attorney-client privilege with respect thereto). Buyer shall be responsible for paying all relevant filing fees due pursuant to applicable foreign antitrust or trade regulation Law.

(c)                                  Except as otherwise provided herein, the obligations of the parties under this Section 6.1 shall not include any requirement of any Affiliate of either party to expend money (other than normal legal and professional fees or filing fees), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person.

6.2                                Operations Prior to the Closing Date. Between the date hereof and the Closing Date, but except as expressly contemplated herein, the Company shall, and shall cause the Company Subsidiary (unless Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned)), to use commercially reasonable efforts to: (i) conduct its operations according to its ordinary and usual course of business consistent with past practice, including, without limitation, to maintain in full force and effect and to pay all premiums due under all life insurance policies under which the Company is a beneficiary and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, (ii) seek to preserve intact its current business organization, (iii) keep available the services of its current officers and employees and (iv) preserve its relationships with those customers, suppliers and others having material business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect on the Closing Date. Without limiting the generality of the foregoing, except as disclosed on Schedule 6.2, the Company and the Company Subsidiary shall refrain from:

(a)                                  amending the certificates or articles of incorporation or by-laws (or other comparable corporate charter documents) or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation;

(b)                                 authorizing, issuing, selling or otherwise disposing of any shares of capital stock (or other comparable equity interest) of the Company or the Company Subsidiary, or modifying or amending any right of any holder of outstanding shares of capital stock (or other comparable equity interest) of the Company;

(c)                                  except for the December Dividend, declaring, setting aside, paying or receiving any dividend or other distribution in respect of the capital stock of the Company or directly or indirectly redeeming, purchasing, otherwise acquiring or receiving payment in respect of a redemption or other acquisition of, any capital stock of the Company;

(d)                                 acquiring or disposing of, or incurring any Encumbrance on, any assets or properties of the Company or the Company Subsidiary, other than in the ordinary course of business consistent with past practice;

(e)                                  (i) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to (A) any Contract that would, if in existence on the date of this Agreement, be a Business Agreement (B) any material Permit held or used by the Company or the Company Subsidiary or (ii) granting any irrevocable powers of attorney;

(f)                                    (i) entering into, amending, or modifying any Benefit Plan or any agreement with any current or former director, officer or employee, except as required by Law or (ii) increasing the salary, wages or other compensation of (A) any director, officer or employee of the Company or the Company Subsidiary having a base salary in excess of $75,000 per year or any business consultant of the Company or the Company Subsidiary or (B) any other employee of the Company or the Company Subsidiary in an amount greater than five percent (5%) per annum;

(g)                                 paying any benefit or grant or amending any award (including in respect of stock options or other equity-related award), except in the ordinary course of business consistent with past practice or as expressly required under any Benefit Plan existing on the date hereof and disclosed on Schedule 4.15(a);

(h)                                 violating, breaching or defaulting under in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Permit held or used by the Company or the Company Subsidiary or any Contract to which the Company or the Company Subsidiary is a party or by which any of their respective assets or properties is bound;

(i)                                     (i) incurring indebtedness, other than Indebtedness incurred in the ordinary course consistent with past practice, or (ii) voluntarily purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of the Company or the Company Subsidiary under, any indebtedness of or owing to the Company or the Company Subsidiary; provided, that the Company and the Company Subsidiary may deal with their respective accounts receivable in the ordinary course of business and in accordance with past practice;

(j)                                     engaging with any Person in any merger or other business combination;

(k)                                       making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $100,000;

(l)                                     making any change in the lines of business in which the Company or the Company Subsidiary participate or are engaged;

(m)                               writing off or writing down any of the Company’s or the Company Subsidiary’s assets or properties outside the ordinary course of business consistent with past practice;

(n)                                 making any change in any accounting or Tax practice, policy or election of the Company or the Company Subsidiary;

(o)                                 making any payment to, distributing (or granting any beneficial interest in) any asset of the Company or the Company Subsidiary (other than distribution of the Vintage Firearms or the proceeds thereof as permitted hereunder) to, or incurring any liability or expense on behalf of any Affiliates, officers, directors, or shareholders of the Company or the Company Subsidiary other than those arising in the ordinary course of business from such Persons employment or duties as a director or as expressly provided for in a Business Agreement disclosed on Schedule 4.13(j); or

(p)                                 entering into any Contract to do or engage in any of the foregoing.

6.3                                Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party will use all commercially reasonable efforts to cause the Closing to occur. Without limiting the foregoing, the Company shall use all commercially reasonable efforts to obtain the agreement of all shareholders of the Company to become Sellers under this Agreement.

6.4                                Confidentiality; Access to Information.

(a)                                  The terms of the Confidentiality Agreement dated May 14, 2007 between Cerberus Capital Management, L.P. and the Company (the “Confidentiality Agreement”) are hereby incorporated herein by reference, shall apply to Buyer’s Representatives and shall continue in full force and effect until the Closing Date, at which time the Confidentiality Agreement and the obligations of Buyer under this Section 6.4 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing Date, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)                                 Following execution of this Agreement, upon reasonable notice, the Company and the Company Subsidiary shall afford to officers, employees, counsel, accountants, prospective financing sources, and other authorized representatives of Buyer (“Representatives”), full, open, continuing and reasonable access, upon reasonable notice throughout the period prior to the Closing Date, to its (i) equipment, personal and intangible properties, facilities and real properties, (ii) accounting files, financial and operating data, budgets, projections and plans, (iii) regulatory and other government filings, (iv) employment records, policies and files, (v) material contracts, agreements and undertakings, (vi) environmental filings and tax returns, (vii) reports, schedules, books and records, and (viii) other information relevant to the Company’s and the Company Subsidiary’s business, including without limitation any Actions against the Company or the Company Subsidiary, (collectively, the “Information”); and, during such period, the Company and the Company Subsidiary shall furnish or make available reasonably promptly to such Representatives copies of all such Information (in addition to the information and materials which Buyer has previously received) as may reasonably be requested, including but not limited to a copy of each report, schedule or other document filed with or received by the Company or the Company Subsidiary from any Governmental Authority at any time prior to the Closing. The Company and the Company Subsidiary shall make reasonably available all of its officers, employees, agents or advisors to Buyer’s Representatives for purposes of reviewing, providing, discussing, or describing any of the Information or otherwise keeping Buyer and its Representatives apprised with respect to, and responding to Buyer’s inquiries regarding, the Company’s and the Company Subsidiary’s business. Buyer agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated thereby.

6.5                                Notification of Certain Matters. In the event that Buyer becomes aware on or prior to the Closing Date (whether by notification by the Company, updating of Schedules or otherwise) of any inaccuracy in any representation or breach of any warranty, covenant or agreement of the Company, Buyer shall promptly notify the Company in writing, and, to the extent such inaccuracy or breach is not cured in accordance with Section 11.1, Buyer may terminate this Agreement to the extent Buyer is entitled to do so pursuant to Section 11.1. No notice given pursuant to this Section 6.5 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Buyer’s right to seek indemnity under this Agreement, including, without limitation, under Article 10; provided, however, that if the inaccuracy or breach is of a nature that would entitle Buyer to terminate this Agreement pursuant to Section 11.1, then, notwithstanding anything in this Agreement to the contrary, if Buyer proceeds to consummate the Closing, Buyer shall be deemed to have waived any and all rights, remedies or other recourse against the Company to which Buyer might otherwise be entitled in respect of such inaccuracy or breach, including any rights or remedies under Article 10.

6.6                                No Solicitations. The Sellers will not take, nor will they permit the Company, the Company Subsidiary or any Affiliate of any Seller or the Company (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of any Seller, the Company, the Company Subsidiary or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Company or the Company Subsidiary or permitting access to the assets and properties and books and records of the Company or the Company Subsidiary) any offer or inquiry from any Person concerning an Acquisition Proposal. If, after the date hereof, any Seller, the Company, the Company Subsidiary or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above, a Seller or the Company will promptly advise such Person, by written notice, of the terms of this Section 6.6 and will promptly, orally and in writing, advise Buyer of such offer, inquiry or request and deliver a copy of such notice to Buyer.

6.7                                Financing Assistance. The Company shall provide cooperation reasonably necessary in connection with (i) Buyer’s arrangement of financing to consummate the transactions contemplated in this Agreement and (ii) at Buyer’s option, the repayment of all borrowings under the Webster Credit Agreement as of the Closing (the “Acquisition Financing”), including (a) to cause the appropriate officers of the Company and the Company Subsidiary to participate in reasonable meetings, drafting sessions, due diligence sessions, management presentation sessions, road shows and sessions with rating agencies, in each case which are customary for financings similar to the Acquisition Financing, (b) to cause the appropriate officers of the Company and the Company Subsidiary to assist Buyer in the preparation of business projections with respect to the business that are customary for financings similar to the Acquisition Financing, (c) to cause the appropriate officers of the Company and the Company Subsidiary to execute and deliver any underwriting or placement agreements, pledge and security documents, lien release or termination documents in connection with the repayment of all borrowings under the Webster Credit Agreement, other definitive financing documents, indemnity agreements, or documents or other requested certificates (including officers’ certificates), in each case which are customary for financings similar to the Acquisition Financing and (d) to use commercially reasonable efforts to cause the Company’s independent accountants to reasonably cooperate with Buyer in its efforts to arrange the Acquisition Financing (provided no fees or expenses of such accountants incurred for the purpose will be included in the Expense Amount), including to provide any customary comfort letter and consent with respect to the financial statements in connection with the Acquisition Financing as reasonably requested by Buyer.

6.8                                Indebtedness. Consistent with past practice, the Company may use available cash to pay down Indebtedness until the Closing Date, to make the payments (if any) required by applicable Law to partially fund any underfunding under Pension Plans. The Company shall not increase Indebtedness unless the proceeds thereof are used prior to the Closing Date in the ordinary course business operations of the Company or the Company Subsidiary and such increase shall not have the effect of directly increasing Closing Cash.

6.9                                International Boycott Report. Prior to the Closing Date, the Company shall have filed with the IRS a Form 5713, International Boycott Report, for each taxable year in which the Company or the Company Subsidiary had operations related to a “boycotting country” as listed by the Secretary of the U.S. Treasury under Code section 999(a)(3), and shall have provided Buyer with proof of such filing and a copy of such completed Form 5713.

6.10                          Pension Plan. Prior to the Closing, the Company shall take all such actions as are necessary to properly effectuate a complete cessation of all future benefit accruals under the Marlin Firearms Co. Employees’ Pension Plan, including without limitation adopting all necessary plan amendments and providing the required notice to plan participants under Section 204(h) of ERISA, with such cessation to be effective as of a date no later than December 31, 2007.

6.11                          No Transfers. Other than in connection with the Closing, no Seller will transfer any Shares.

6.12                          Information Return on Foreign Corporation Ownership. Prior to the Closing Date, the Company shall have filed with the IRS a Form 5471, Information Return of U.S. Persons with Respect to Certain Foreign Corporations, for each taxable year in which the Company or the Company Subsidiary holds ten percent (10%) or more equity interest in any foreign corporation, and, if any such filing is required, shall have provided Buyer with proof of such filing and a copy of such completed Form 5471.

6.13                          Distributions. The Company may distribute to the Sellers the vintage firearms listed on Schedule 6.13 (the “Vintage Firearms”), along with all documentation and accessories related thereto, and the proceeds of the sale of those Vintage Firearms noted on Schedule 6.13 as having been sold at auction, net of any applicable Taxes to be paid by the Company or the Company Subsidiary and any expenses related to such sale or sales. Any such distribution shall be subject to Section 7.5.

ARTICLE 7
POST-CLOSING AGREEMENTS

7.1                                Employees, Employee Benefits, Hiring of Employees.

(a)                                  Continuation of Employment. On the Closing Date, Buyer shall cause each of the Company and the Company Subsidiary to employ all employees of the Company and the Company Subsidiary, whether or not actively employed on the Closing Date (all such employees, the “Business Employees”) at the same location where such employee was employed immediately prior to the Closing Date on terms and conditions (including premium pay, shift differentials, and Benefit Plan coverages) that are not less favorable than those in effect immediately prior to the Closing Date. Buyer and its Affiliates shall, for the benefit of the Business Employees, provide credit for all years of service provided prior to the Closing Date for all purposes under all compensation and benefit plans, programs and policies maintained by Buyer and/or its Affiliates for the benefit of such employees after the Closing Date to the extent such credit was given under corresponding Benefit Plans as in existence immediately prior to the Closing Date.

(b)                                 Health Coverages. Without limiting the scope of Section 7.1(a), Buyer and its Affiliates shall cause each of the Company and the Company Subsidiary to provide each Business Employee (and his or her “eligible dependents”, as defined in the Benefit Plans) to be covered immediately following the Closing Date by a group health plan that provides health benefits (within the meaning of Section 5000(b)(1) of the Code) that (i) complies with the provisions of Section 7.1(a), (ii) does not limit or exclude coverage on the basis of any pre-existing condition of such Business Employee or dependent (other than any limitation already in effect under the Benefit Plan that is a group health plan), and (iii) provides each Business Employee full credit, for the year during which the Closing occurs, for any deductible already incurred by the Business Employee under any group health plan in which the Business Employees become eligible to participate after the Closing Date and for any other out-of-pocket expenses already incurred by the Business Employee under the applicable Benefit Plan that count against any maximum or minimum out-of-pocket expense provision of any group health plan maintained by Buyer and/or its Affiliates.

(c)                                  Accrued Paid Time Off. With respect to any accrued but unused paid time off to which any Business Employee is eligible to take pursuant to the paid time off policy maintained by the Company or the Company Subsidiary for the benefit of the Business Employees applicable to such Business Employee immediately prior to the Closing Date, Buyer shall cause the Company or the Company Subsidiary to allow such Business Employee to use such accrued and unused paid time off during that individual’s employment following the Closing Date (notwithstanding any contrary program or policy of Buyer), and if such employment is terminated prior to a Business Employee’s use of all such accrued and unused paid time off, Buyer shall provide such individual with equivalent compensation in lieu of such paid time off.

(d)                                 No Third Party Beneficiaries. Nothing herein is intended to, and shall not be construed to, create any third party beneficiary rights of any kind or nature, including, without limitation, the right of any Business Employee or other individual to seek to enforce any right to compensation, benefits, or any other right or privilege of employment with Company, the Company Subsidiary or Buyer.

7.2                                Indemnification and Insurance.

(a)                                  Buyer agrees that all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Closing and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, officers, employees, shareholders and agents of the Company or the Company Subsidiary (the “Company Agents”) as provided in the certificate of incorporation and by-laws of the Company or comparable documents of the Company Subsidiary shall survive the transactions contemplated hereby and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Company Agent, unless an alteration or modification of such document is required by applicable Law or the Company Agent affected thereby otherwise consents in writing thereto.

(b)                                 Prior to the Closing, the Company shall obtain the Extended Coverage Policy and the premium therefore shall be included in the Expense Amount.

7.3                                Other Tax Matters.

(a)                                  At the Company’s sole expense, the Buyer shall cause to be prepared and filed all federal and state income Tax Returns required to be filed by the Company or the Company Subsidiary for taxable periods ending prior to or on the Closing Date which are to be filed after the Closing Date.

(b)                                 Buyer shall promptly notify the Shareholders’ Representative following receipt of any notice of audit or other proceeding relating to any federal or state Tax Return for any Tax period ending on or before December 31, 2006, and with respect to any Taxes for which the Sellers may be liable pursuant to Section 7.3(c) (the “Prior Period Returns”). The Shareholders’ Representative shall have the right to control any and all audits or other proceedings relating to any Prior Period Return, including the filing of an amended return; provided, however, that the Shareholders’ Representative (i) shall have given written acknowledgement and acceptance of the liability of the Sellers to Buyer under this Agreement for the Tax liability being contested and (ii) shall not agree to the resolution of any audit or other proceeding relating to a Prior Period Return or file an amended Prior Period Return that would have a material adverse effect on the Company without Buyer’s consent, which consent shall not be unreasonably withheld. Buyer shall make available or shall cause the Company to make available to the Shareholders’ Representative any and all books and records of the Company and other documents requested by the Shareholders’ Representative and shall make available employees of the Company to enable the Shareholders’ Representative to defend any audit or other proceeding with respect to any Prior Period Return and shall cooperate with the Shareholders’ Representative in defense of such audit.

(c)                                  The Parties agree that there should be no Tax Return required to be filed for a Straddle Period for Taxes based on income or receipts of the Company or the Company Subsidiary. However, in the event that any Tax Return is required to be filed for a Straddle Period for Taxes based on income or receipts of the Company or the Company Subsidiary, such Taxes for the portion of the Straddle Period that ends on the Closing Date (the “Pre-Closing Straddle Period”) shall be computed as if such Straddle Period ended as of the close of business on the Closing Date. In the case of any Straddle Period, the periodic Taxes of the Company or the Company Subsidiary that are not based on income or receipts (e.g., property

Taxes) for the Pre-Closing Straddle Period shall be computed based upon the ratio of the number of days in the Pre-Closing Straddle Period and the number of days in such Straddle Period. The Sellers shall only be liable for and shall only pay any Taxes to the extent that such Taxes are (i) attributable to the Pre-Closing Straddle Period and (ii) are imposed by a state in which the Company and the Company Subsidiary have never filed and do not now file a Tax Return for the type of Tax for which a subsequent claim is made. In the event that the Closing occurs after December 31, 2007, the Buyer shall be liable for all Taxes for 2007 and the Pre-Closing Straddle Period, except to the extent that such Taxes are imposed by a state in which the Company and the Company Subsidiary have never filed and do not now file a Tax Return for the type of Tax for which a subsequent claim is made. With respect to any Tax Return required to be filed for a Straddle Period (and for 2007 in the event that the Closing occurs after December 31, 2007) and for which the Sellers are liable for Taxes shown thereon pursuant to this Section 7.3, such Tax Return shall be prepared on a basis consistent with past practice unless otherwise required by Law and Buyer shall deliver, at least thirty (30) days prior to the due date for the filing of such Tax Return (taking into account extensions), to the Shareholders’ Representative, a statement setting forth the amount of Tax for which the Sellers are responsible pursuant to this Section 7.3, and a copy of such Tax Return; provided, that Buyer will not be required to show any such Tax Return to the Shareholders’ Representative where the filing date for such Tax Return has passed when it is determined by the relevant taxing authority that such Tax Return must be filed. The Shareholders’ Representative, on the one hand, and Buyer, on the other hand, agree to consult and resolve in good faith any issue arising as a result of the Shareholders’ Representative’s review of such Tax Return and mutually to consent to the filing of such Tax Return as promptly as possible; however, even in the case of continuing disagreement as to the amount of Tax, in all cases, the Shareholders’ Representative, on behalf of the Sellers, must timely pay to Buyer the amount of Tax Buyer has determined the Sellers are liable for on such Tax Return so that Buyer can timely file such Tax Return.

(d)                                 Transfer Taxes. As required by state law, the Sellers shall be liable for all transfer Taxes (including, without limitation, any transfer gains Taxes) arising from the transactions contemplated by this Agreement. The Shareholders’ Representative shall file all Tax Returns relating to such transfer Taxes and shall provide evidence of payment thereof at Closing.

(e)                                  Tax Treatment of Indemnity Payments. It is the intention of the Parties to treat any indemnity payment made under this Agreement as an adjustment to the Total Consideration for all federal, state, local and foreign Tax purposes, and the Parties agree to file their Tax Returns accordingly.

(f)                                    Tax Cooperation. After the Closing Date, the Shareholders’ Representative will cooperate with Buyer in the preparation of all Tax Returns and will provide (or cause to be provided) any records and other information Buyer requests, and will provide access to, and the cooperation of its auditors. The Shareholders’ Representative will cooperate with Buyer in connection with any Tax investigation, audit or other proceeding.

7.4                                Management Amount and Expense Amount. The Company shall take all actions reasonably necessary to pay, and shall at the Closing cause to be paid, the Management Amount to the Persons and in the amounts listed on Schedule 7.4, subject to all applicable Employment and Withholding Taxes and the unpaid portion of the Expense Amount.

7.5                                Vintage Firearms. If any of the Vintage Firearms have not been distributed to the Sellers prior to the Closing, Buyer agrees that such Vintage Firearms are beneficially owned by the Sellers. From the Closing Date until sixty (60) days thereafter, Buyer shall cause the Company to distribute such Vintage Firearms to certain individuals designated by the Shareholders’ Representative. The Sellers, and as applicable the distributee of any Vintage Firearms, shall indemnify and hold harmless Buyer, the Company and the Company Subsidiary from and against any and all Losses incurred by Buyer, the Company or the Company Subsidiary in connection with or arising from the Vintage Firearms or distribution thereof.

7.6                                Environmental.

(a)                                  Buyer shall cause the Company to (i) sign and submit the documents required by the Transfer Act as a “Certifying Party,” (ii) develop, implement and complete, in accordance with all applicable statutory and regulatory requirements, a plan and a course of action to investigate and, if necessary, monitor and remediate the North Haven AOCs at the North Haven Property listed on the table attached to Schedule 4.16(c) to the extent required by the Transfer Act or other applicable laws and regulations, and to the extent necessary to achieve either certification of the Connecticut Department of Environmental Protection or a licensed environmental professional (to the extent such certifications are available under applicable Environmental Laws) that those activities required under the Transfer Act have been completed in accordance with the Remediation Standard Regulations (Section 22a-133k-1 et seq. of the Regulations of Connecticut State Agencies) given the then current use of the North Haven Property, (iii) pay all legal, consulting and other fees and expenses in connection with the foregoing, and (iv) pay all remediation and other costs and expenses arising out of the activities contemplated by this Section 7.6 or otherwise arising in connection with the North Haven AOCs.

(b)                                 None of the provisions of this Section 7.6 shall limit the indemnification obligations of the Sellers under Section 10.1 of this Agreement; provided, however, that the Sellers shall have no indemnification obligation with respect to the existence of any Hazardous Substances or noncompliance with Environmental Laws to the extent such existence or noncompliance arises from one or more of the AOCs, whether or not investigation, monitoring or remediation is required in connection with any AOC.

(c)                                  Prior to commencing any investigation, monitoring, remediation or other environmental work at or in connection with the AOCs, Buyer shall, so long as the Sellers have an obligation under this Agreement to indemnify Buyer, the Company or the Company Subsidiary for environmental matters, provide the Shareholder Representative with a description of the scope of such work and a schedule of such work, and thereafter will keep the Shareholder Representative and its consultants and advisers reasonably informed as to any changes in such scope or schedule. The Shareholder Representative shall have the right, at the Shareholder Representative’s expense, to have the Shareholder Representative’s environmental consultants present during the conduct of such work, and Buyer’s environmental consultants and legal counsel shall keep the Shareholder Representative and his environmental consultants and counsel reasonably informed as to such work (including the results of any investigation or testing) and all material discussions with the relevant governmental agencies relating to such work. The Shareholder’s Representative shall indemnify, defend and hold harmless Buyer, the Company and the Company Subsidiary from any liability or damage caused by the negligence or willful misconduct of the Shareholder Representative or any of its employees, agents or contractors in the course of its participation pursuant to this Section 7.6(c).

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

8.1                                No Misrepresentation or Breach of Covenants and Warranties. The representations and warranties of the Company and the Sellers made in this Agreement (reading such representation and warranty without regard to any Material Adverse Effect or materiality qualification) shall be true and correct in all respects: (a) as of the date hereof; and (b) on and as of the Closing Date, as though made on such date, except (in the case of both clauses (a) and (b) above) (i) for those representations and warranties that are made as of a specific date (which shall be true and correct as of such respective date) and (ii) to the extent any breaches of such representations and warranties would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect. The Company and the Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company on or before the Closing Date, and the Company shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of the Company confirming the foregoing. Each Seller shall have delivered to Buyer certificates representing all of the Shares set forth opposite such Seller’s name on Schedule 1.1 duly endorsed in blank and bearing or accompanied by all requisite stock transfer stamps.

8.2                                No Injunction. There shall not be in effect on the Closing Date any Court Order restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

8.3                                Required Consents. The consents, approvals, waivers and notices set forth on Schedule 8.3 shall have been obtained (the “Required Consents”).

8.4                                Escrow Agreement. The Shareholders’ Representative (on behalf of the Shareholders) and the Escrow Agent shall have executed and delivered the Escrow Agreement.

8.5                                 Trademark Agreement. The Marlin Company shall have executed and delivered the Trademark Coexistence Agreement attached hereto as Exhibit C (the “Trademark Coexistence Agreement”).

8.6                                Laws. There shall not be in effect on the Closing Date any Law that became effective after the date of this Agreement prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

8.7                                Parachute Payments. Buyer shall have received evidence, in form and substance reasonably satisfactory to Buyer, that the Company shall have taken all actions necessary to satisfy the “shareholder approval requirements” of Section 280G(b)(5)(B) of the Code and the regulations thereunder with respect to any payment that, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with any other event, could be required to be made under any Contract or arrangement or otherwise which alone or together with all other payments could constitute a “parachute payment” to any “disqualified individual” as those terms are defined in Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

8.8                                Release of Liens. If Buyer elects to proceed pursuant to Section 6.7(ii), all Encumbrances under the Webster Credit Agreement and any related security documents shall be released and discharged upon such repayment.

8.9                                Resignation of Directors. All directors of the board of directors of the Company whose resignation shall have been requested in writing by Buyer not less than five (5) days prior to the Closing Date shall have submitted their resignations or been removed from office effective as of the Closing Date.

8.10                          Non-Competition Agreement. Frank Kenna, III, shall have executed and delivered the non-competition agreement attached hereto as Exhibit D (the “Non-Competition Agreement”).

8.11                          Waiver and Termination Agreement. The Waiver and Termination Agreement shall be in full force and effect in accordance with its terms.

8.12                          Required Sellers. Shareholders of the Company holding at least ninety-nine percent (99%) of the issued and outstanding Shares shall have become bound as Sellers hereunder.

8.13                          Waiver. Notwithstanding the failure of any one or more of the foregoing conditions in this Article 8, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that, at the Closing, the Company delivers to Buyer a written notice specifying in reasonable detail the failure of any such conditions, and Buyer nevertheless proceeds with the Closing, Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against the Sellers (including any rights or remedies under Article 10) by reason of the failure of any such conditions to the extent described in such notice; provided, however, for the avoidance of doubt, no such waiver shall in any way limit Buyer’s right to seek indemnity under this Agreement, including, without limitation, under Article 10 for breaches of any representation, warranty, covenant or agreement contained in this Agreement to the extent such breach does not represent a failure of a condition.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY

The obligations of the Company under this Agreement shall, at the option of the Company, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

9.1                                No Misrepresentation or Breach of Covenants and Warranties. The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects: (a) as of the date hereof; and (b) on and as of the Closing Date, as though made on such date, except to the extent any breaches of such representations and warranties would not individually or in the aggregate be reasonably likely to have a material adverse effect. Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer on or before the Closing Date, and Buyer shall have delivered to the Company a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

9.2                                Required Consents. The Required Consents shall have been obtained.

9.3                                No Injunction. There shall not be in effect on the Closing Date any Court Order restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

9.4                                Escrow Agreement. Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

9.5                                Trademark Agreement. The Company shall have executed and delivered the Trademark Coexistence Agreement.

9.6                                Laws. There shall not be in effect on the Closing Date any Law that became effective after the date of this Agreement prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

ARTICLE 10
INDEMNIFICATION

10.1                          Indemnification by the Sellers.

(a)                                  After the Closing Date and subject to the limitations set forth herein, (i) the Sellers shall indemnify and hold harmless Buyer, the Company and the Company Subsidiary from and against any and all Losses incurred by Buyer, the Company or the Company Subsidiary in connection with or arising from: (x) any breach of any warranty or the inaccuracy of any representation of the Company or the Sellers contained in this Agreement, (y) any breach by the Company or the Sellers of, or failure by the Company or the Sellers to perform, any of its covenants or obligations contained in this Agreement (determined in all cases under clauses (x) and (y) as if the limitations by the terms “material” or “materially”, or any derivation thereof, were not included therein or in the Schedules related thereto), and (z) actions taken within eighteen (18) months of the Closing Date to ensure that the Company’s and the Company Subsidiary’s operations are conducted in substantial compliance with Firearms Regulations; provided, however, that:

(i)                                     The Sellers shall be required to indemnify and hold harmless under clauses (x) and (z) of this Section 10.1(a), with respect to Losses only to the extent that: (A) the amount of the Losses related to each individual claim or series of related claims arising out of the same facts, events or circumstances exceeds Twenty-Five Thousand Dollars ($25,000) which shall not be applied against the Threshold Amount; and (b) the aggregate amount of such Losses exceed Five Hundred and Twenty Thousand Dollars ($520,000) (the “Threshold Amount”), in which event Buyer shall be entitled to claim indemnity for the full extent of such Losses related to individual claims or series of related claims arising out of the same facts, events or circumstances exceeding $25,000;

(ii)                                  (A) The aggregate amount required to be paid by the Sellers under clause (z) of this Section 10.1(a) shall not exceed an amount equal to Two Hundred Thousand Dollars ($200,000) and (B) the aggregate amount required to be paid by the Sellers collectively under clauses (x) and (z) of this Section 10.1(a) shall not exceed an amount equal to Five Million Two Hundred Thousand Dollars ($5,200,000); provided, however, that the limitations set forth in this clause (ii) and in clause (i) above shall not apply to a claim pursuant to Section 10.1 relating to (A) any breach of any warranty or the inaccuracy of any representation set forth in Section 3.1 (Sellers Authority and Enforceability), Section 4.2 (Authority and Enforceability), Section 4.4 (Capitalization) or Section 4.8 (Taxes) or (B) any breach of any warranty or the inaccuracy of any representation that constitutes fraud; and

(iii)                               Each Seller shall be severally liable in accordance with their pro rata share of the Escrow Amount, until the release of the escrow funds, if any remaining, in accordance with the terms and provisions of the Escrow Agreement. After such release of any escrow funds, each Seller shall be severally liable for all Losses, as determined based on the percentage of the total number of Shares held by such Seller as set forth on Schedule 1.1, for all Losses subject to the limitations set forth in clauses (i) and (ii) above.

(b)                                 After the Closing Date, the Sellers will indemnify and hold harmless Buyer, the Company and the Company Subsidiary, from and against any Expense Amount or Management Amount not set forth in the Expense Statement.

(c)                                  For purposes of Section 10.1(a)(z), Losses shall include any expenses incurred or paid by the Company (which shall not include any allocation for time spent by the Company’s or the Company Subsidiary’s employees) in connection with any actions taken since July 1, 2007 to ensure that the Company’s and the Company Subsidiary’s operations are conducted in substantial compliance with Firearms Regulations.

10.2                          Indemnification by Buyer. After the Closing Date and subject to the limitations set forth herein, Buyer agrees to indemnify and hold harmless each Seller from and against any and all Losses incurred by such Seller in connection with or arising from: (a) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement, and (b) any breach by Buyer of, or failure by Buyer to perform, any of its covenants or obligations contained in this Agreement.

10.3                          Tax Indemnification. After the Closing Date, the Sellers shall indemnify and hold harmless Buyer, the Company and the Company Subsidiary, from and against any and all Losses and reasonable out-of-pocket expenses and costs resulting from, arising out of or relating to (a) any Taxes of the Company relating to (i) any Tax periods ending on or before December 31, 2006 and (ii) the Pre-Closing Straddle Period pursuant to Section 7.3(c) and (b) without duplication of amounts included in clause (a) any Taxes resulting from a breach of the representations in Section 4.8. The indemnity provided in the foregoing sentence shall include, without limitation, any Tax liability arising (A) by reason of the Company being severally liable for any Taxes of another Person pursuant to Treasury Regulation §1.1502-6 or any analogous state, local or foreign Tax provision, (B) by Contract as a transferee or otherwise and (C) in connection with the transactions contemplated by this Agreement, but shall exclude any Taxes attributable to transactions not in the ordinary course of business occurring after the closing which are effectuated or initiated by Buyer after the Closing.

10.4                           Notice of Claims.

(a)                                  Any party seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) (it being understood, however, that where the Sellers would otherwise be the Indemnified Parties or Indemnitors, all references to such term as used in the procedural provisions of this Section 10.4 and in Section 10.5 shall instead refer to the Shareholders’ Representative) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 10.4(a) shall not affect such Indemnified Party’s rights under this Article 10 except if, and only to the extent that, the Indemnitor’s ability to defend has been materially prejudiced by such failure of the Indemnified Party.

(b)                                 After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article 10 shall be determined: (i) by written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall mutually agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it. All amounts due to the Indemnified Party as so finally determined shall be paid by wire transfer within five (5) days after such final determination.

10.5                           Third Person Claims.

(a)                                  In order for a Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the third Person claim with reasonable promptness after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, with reasonable promptness after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim (or in the case of court papers, within such time as may be necessary to enable the Indemnitor to respond to court proceedings on a timely basis); provided, however, that the failure of any Indemnified Party to give prompt notice of a claim or to promptly deliver copies of all notices and documents as required by this Section 10.5(a) shall not affect such Indemnified Party’s rights under this Article 10 except if, and only to the extent that, the Indemnitor’s ability to defend has been materially prejudiced by such failure of the Indemnified Party.

(b)                                 In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice (which shall be a firm experienced in the type of matter giving rise to the legal proceeding and which counsel shall be reasonably satisfactory to the Indemnitor) and to control, defend against, negotiate and otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, (i) the Indemnitor will be deemed to have waived its right to dispute its liability to the Indemnified Party with respect to any third party claim as to which it elects to control the defense, (ii) that all such proceedings, claims or demands to which the Indemnitor elects to control the defense of shall be vigorously and diligently prosecuted by the Indemnitor and (iii) that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. If the Indemnitor does not assume control of the defense of a third Person claim, or abandons or fails to diligently pursue the defense of a third Person claim, the Indemnified Party shall have the right to control such defense. The party controlling the defense of such third Person claim (the “Controlling Party”) shall keep the non-Controlling Party advised of the status of such third Person claim and the defense thereof and shall consider in good faith the recommendations made by the non-Controlling Party with respect thereto. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. If the Indemnitor elects to assume control of the defense of a third Person claim, any fees and expenses of legal counsel employed by the Indemnified Party with respect to such third Person claim shall be considered Losses for which the Indemnified Party may be entitled to indemnification under this Article 10 only if the named parties in such third Person claim include both the Indemnitor and the Indemnified Party and the Indemnified Party has been advised by legal counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor or the Indemnified Party has been advised in writing by legal counsel that they should be represented by separate counsel because a conflict exists between the Indemnitor and the Indemnified Party. Neither the Indemnitor nor the Indemnified Party may settle or compromise any such proceeding, which settlement or compromise obligates the other party to pay money, to perform obligations or to admit liability without the written consent of the other party, such consent not to be unreasonably withheld or delayed.

(c)                                  The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Such cooperation shall include the retention and the provision of records and information which is reasonably relevant to such third Person claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)                                 After any final Court Order shall have been rendered and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnifiable by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer within five (5) days after the date of such notice.

10.6                           Limitations.

(a)                                  For purposes of determining the amount of any Losses, such amount shall be reduced by the amount of any insurance benefits and proceeds actually paid to Buyer, Company or the Company Subsidiary in respect of the Losses (net of any deductible amounts).

(b)                                 In calculating any Losses there shall be deducted (i) any indemnification, contribution or other similar payment actually recovered by the Indemnified Party or any Affiliate thereof from any third Person with respect thereto, (ii) any Tax benefit or refund actually received by the applicable Indemnified Party or any Affiliate thereof as a result of such Losses in the Tax year any such Loss is suffered, which Tax benefit shall be calculated based on the actual reduction in the Tax liability of the Indemnified Party or any Affiliate thereof as shown on its Tax returns as filed for that Tax year, and (iii) the fair market value of any asset, right or other benefit of the Company or the Company Subsidiary which is discovered after the Closing Date to the extent that such asset or right was not reflected on the Most Recent Financial Statements. Any such amounts or benefits received by an Indemnified Party or any Affiliate thereof with respect to any indemnity claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnitor; provided that the Indemnified Party shall not be obligated to pay over any such amount or benefit in excess of the amount paid by the Indemnitor to the Indemnified Party with respect to such claim.

(c)                                  Except for remedies that cannot be waived as a matter of Law and injunctive and provisional relief, if the Closing occurs, this Article 10 shall be the sole and exclusive remedy for breach of, or inaccuracy in, any representation, warranty, covenant or agreement contained herein or in the officer’s certificate referred to in Section 8.1, or otherwise in respect of the transactions contemplated hereby.

(d)                                 No party shall have any liability for any special, exemplary, punitive or consequential damages (including loss of profit or revenue) suffered or incurred by any other party.

10.7                           Mitigation. Each of the Parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

10.8                           Subrogation. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article 10, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnitor.

10.9                           No Offset. The rights of each Seller under this Agreement shall not be subject to offset, counterclaim or deduction.

ARTICLE 11
TERMINATION

11.1                           Termination.

(a)                                  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

(i)                                     by the Company by giving written notice to Buyer on or after sixty (60) days after the date of this Agreement, if any of the conditions set forth in Article 9 is not satisfied or waived by such date or has become incapable of fulfillment, unless such satisfaction has been frustrated or made impossible by any act or failure to act by the Company; provided, however, in the event that the waiting period under any applicable foreign antitrust or trade regulation Law shall not have expired or terminated on or before sixty (60) days after the date of this Agreement, such date shall be extended for an additional fifteen (15) days;

(ii)                                  by Buyer, by giving written notice to the Company on or after sixty (60) days after the date of this Agreement, if any of the conditions set forth in Article 8 is not satisfied or waived by such date or has become incapable of fulfillment, unless such satisfaction has been frustrated or made impossible by any act or failure to act by Buyer; provided, however, in the event that the waiting period under any applicable foreign antitrust or trade regulation Law shall not have expired or terminated on or before sixty (60) days after the date of this Agreement, such date shall be extended for an additional fifteen (15) days;

(iii)                               by the Company, by giving written notice to Buyer at any time, if Buyer has materially breached any representation, warranty, covenant or agreement contained in this Agreement and such breach has not been cured within thirty (30) days after the Company’s notice to Buyer of such breach or, if cure is not possible within thirty (30) days, if cure has not been commenced and is not being diligently pursued within thirty (30) days after such notice;

(iv)                              by Buyer, by giving notice to the Company at any time, if the Company or a Seller has breached any representation, warranty, covenant or agreement contained in this Agreement that results in a Material Adverse Effect (it being understood that any materiality or Material Adverse Effect qualification in any representation and warranty shall be disregarded in determining whether any such breach would have a Material Adverse Effect for purposes of this Section 11.1(a)(iv)) and such breach has not been cured within thirty (30) calendar days after Buyer’s notice to the Company of such breach (“Buyer’s Breach Notice”) or, if cure is not possible within thirty (30) calendar days, if cure has not been commenced and is not being diligently pursued within thirty (30) calendar days after Buyer’s Breath Notice; or

(v)                                 by mutual written agreement of the Company and Buyer.

(b)                                 In the event of termination of this Agreement pursuant to Section 11.1(a), no party shall have any liability or further obligation to any other party, and no party shall be entitled to any monetary damages or injunctive relief (including specific performance) as a result of such termination, or any indemnification under Article 10; provided, however, that (i) upon termination of this Agreement pursuant to Section 11.1(a)(iii) as a result of a breach by Buyer, Buyer will remain liable to the Company for any willful breach of this Agreement by Buyer existing at the time of such termination for the Company’s actual out-of-pocket expenses up to $500,000 incurred in connection with the Confidentiality Agreement, this Agreement and the transactions contemplated hereby, (ii) upon termination of this Agreement pursuant to Section 11.1(a)(iv) as a result of a breach by the Company or a Seller, the Company will remain liable to Buyer for any willful breach of this Agreement by the Company or a Seller existing at the time of such termination for Buyer’s actual out-of-pocket expenses up to $1,000,000 incurred in connection with the Confidentiality Agreement, this Agreement and the transactions contemplated hereby and (iii) in no event shall any termination of this Agreement limit or restrict the rights and remedies of any party against any other party which has willfully breached any of the agreements or other provisions of this Agreement prior to the termination hereof; and provided further, that the provisions of Section 6.4 (Confidentiality; Access to Information) and Article 12 (General Provisions) shall remain in full force and effect.

ARTICLE 12
GENERAL PROVISIONS

12.1                           Shareholders’ Representative.

(a)                                  For purposes of this Agreement and the Escrow Agreement, the Sellers hereby designate Frank Kenna, III, to serve as the sole and exclusive representative of the Sellers (the “Shareholders’ Representative”) from and after the Closing Date with respect to the matters set forth in this Agreement, such service to be without compensation except for the reimbursement by the Sellers of out-of-pocket expenses and indemnification specifically provided herein. The Sellers shall be bound by any and all actions taken by the Shareholders’ Representative on their behalf, including without limitation payments made pursuant to Article 10 hereof. Notwithstanding anything to the contrary contained in this Agreement, the Shareholders’ Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of the Company or any Seller shall otherwise exist against the Shareholders’ Representative. Except as expressly provided in this Agreement, the Shareholders’ Representative shall have no duties or responsibilities to Buyer or its Affiliates.

(b)                                 The Shareholders’ Representative shall promptly deliver to each Seller any notice received by the Shareholders’ Representative concerning this Agreement or the Escrow Agreement.

(c)                                  Neither the Shareholders’ Representative nor any agent employed by the Shareholders’ Representative shall be liable to any Seller relating to the performance of such Shareholders’ Representative’s duties under this Agreement or the Escrow Agreement or for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholders’ Representative constituted fraud or were taken or not taken in bad faith. The Shareholders’ Representative shall be indemnified and held harmless by the Sellers against all losses, including costs of defense, paid or incurred in connection with any action, suit, proceeding or claim to which the Shareholders’ Representative is made a party by reason of the fact that the Shareholders’ Representative was acting as the Shareholders’ Representative pursuant to this Agreement; provided, however, that the Shareholders’ Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholders’ Representative constituted fraud or were taken or not taken in bad faith. The Shareholders’ Representative shall be protected in acting upon any notice, statement or certificate believed by the Shareholders’ Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter. Neither the Shareholders’ Representative nor any agent employed by the Shareholders’ Representative shall be liable to Buyer or any Affiliate of Buyer by reason of this Agreement or the performance of the Shareholders’ Representative’s duties hereunder or otherwise.

(d)                                 Buyer shall be entitled to rely upon any action taken by the Shareholders’ Representative as the duly authorized action of the Shareholders’ Representative on behalf of each Seller with respect to any matter set forth in this Agreement or the Escrow Agreement. All notices to be sent to the Sellers pursuant to this Agreement and the Escrow Agreement may be addressed to the Shareholders’ Representative only, and any notice so sent shall be deemed notice to all of the Sellers hereunder. The Sellers hereby consent and agree that the Shareholders’ Representative is authorized to accept notice on behalf of all of the Sellers pursuant hereto.

(e)                                  The Shareholders’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Seller, with full power in its name and on its behalf to act according to the terms of this Agreement in the absolute discretion of the Shareholders’ Representative, and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, waivers, amendments, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement. This power of attorney and all authority hereby conferred is granted in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Seller or by operation of Law, whether by death or any other event.

12.2                           Survival of Covenants, Representations and Warranties. No covenant or agreement contained herein to be performed prior to the Closing Date shall survive the Closing Date and any covenant and agreement to be performed after the Closing Date shall survive the Closing indefinitely, except as otherwise provided herein. Except as expressly provided otherwise herein, each representation and warranty contained herein shall survive the Closing until, and will expire and be of no force and effect on the date that is eighteen (18) months after the Closing Date, with the exception of (i) each representation and warranty contained in Sections 4.8 (Taxes), which shall survive the Closing until thirty (30) days after the date at which the relevant Tax notice has become unappealable and binding under the relevant jurisdiction, whichever period is shorter, without giving effect to any waiver, mitigation or extension thereof, and (ii) each representation and warranty contained in Section 4.15 (Employee Benefits), which shall survive the Closing until the fourth (4th) anniversary of the Closing Date.

12.3                           No Public Announcement. From the date of this Agreement, neither Buyer (and after the Closing, the Company), on the one hand, nor any Seller (and prior to the Closing, the Company), on the other hand, shall, without the written approval of the other (it being agreed that the Shareholders’ Representative shall have the right to grant consents on behalf of the Sellers), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by applicable Law, in which case such party shall allow the other party reasonable time to comment on such release or announcement and the Parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with any Law, accounting or Securities and Exchange Commission disclosure obligations or the rules of any stock exchange or national market system.

12.4                           Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, against written receipt, (b) if sent by registered or certified mail, return receipt requested, postage prepaid, when received, (c) when received by facsimile transmission, if confirmed by the other means described in clause (a) or (b), and (c) when delivered by a nationally recognized overnight courier service, prepaid, and shall be addressed as follows:

If to the Company, to:

The Marlin Firearms Company

P.O. Box 248

North Haven, CT 06473-0905

Attention: Robert Behn

Facsimile: (203) 234-7991

with a copy to:

Wiggin and Dana LLP

One Century Tower

265 Church Street

New Haven, CT 06508-1832

Attention: D. Terence Jones, Esq.

Facsimile: (203) 782-2889

If to a Seller, to the Shareholders’ Representative:

The Marlin Company

P.O. Box 248

North Haven, CT 06473-0905

Attention: Frank Kenna, III

Facsimile: (203) 234-7991

with a copy to:

Wiggin and Dana LLP

One Century Tower

265 Church Street

New Haven, CT 06508-1832

Attention: D. Terence Jones, Esq.

Facsimile: (203) 782-2889

If to Buyer, to:

Remington Arms Company, Inc.

870 Remington Drive

Post Office Box 700

Madison, North Carolina 27025

Attention: Steve Jackson

Facsimile: (336) 548-7833

with a copy to:

Cerberus Capital Management, L.P.

299 Park Avenue

New York, New York 10171

Attention: George K. Kollitides, Managing Director

Facsimile: (212) 284-7916

and

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, New York 10005

Attention: Roland Hlawaty, Esq.

Facsimile: (212) 822-5735

or to such other address as such party may indicate by a written notice delivered to the other Parties.

12.5                           Successors and Assigns. The rights of a party under this Agreement shall not be assignable by such party without the written consent of the other Parties (it being agreed that the Shareholders’ Representative shall have the right to grant consents on behalf of the Sellers); provided, however, that Buyer may assign this Agreement and its rights and obligations hereunder to an Affiliate of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties any right, remedy or claim under or by reason of this Agreement.

12.6                           Access to Records and Employees after Closing.

(a)                                  For a period of ten (10) years after the Closing Date, the Sellers shall have reasonable access to all of the books and records of the Company (including any books and records relating to Taxes and Tax Returns of the Company and the Company Subsidiary), to the extent that such access may reasonably be required by a Seller in connection with matters relating to or affected by the operations of each of the Company and the Company Subsidiary prior to the Closing Date, including the preparation of the Seller’s financial reports or Tax Returns, any Tax audits, the defense or prosecution of litigation (including arbitration or mediation), and any other reasonable need of the Sellers to consult such books and records. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. The Seller seeking access shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 12.6(a). If any such books or records, or any other documents which the Sellers have the right to have access to pursuant to this Section 12.6(a) are produced by Buyer, the Company or the Company Subsidiary to an actual or potentially adverse party (e.g., in litigation or in connection with a government investigation), Buyer shall endeavor to immediately make all such books, records and/or documents produced available for inspection and copying by the Sellers concurrently with the production of such books, records and/or documents. In addition if Buyer, the Company or the Company Subsidiary shall desire to dispose of any of such books or records prior to the expiration of such ten (10) year period, Buyer shall, prior to such disposition, give the Sellers a reasonable opportunity, at the Company’s expense, to segregate and remove such books and records as the Sellers may select.

(b)                                 Buyer shall provide to any Seller so requesting, reasonable assistance, at the Seller’s actual expense, by providing employees of the Company or the Company Subsidiary to act as witnesses and preparing documents, reports and other information requested by the Seller in support of the activities described in Section 12.6(a).

(c)                                  Any Seller may retain copies of any Contracts, documents or records: (i) which relate to properties or activities of such Seller other than the Company or the Company Subsidiary, or (ii) which are required to be retained pursuant to any legal requirement or are subject to the attorney-client privilege, or for financial reporting purposes, for Tax purposes or for legal defense or prosecution purposes.

12.7                           Entire Agreement. This Agreement, the Schedules and the exhibits referred to herein, and the documents and certificates delivered pursuant hereto and the Confidentiality Agreement contain (except for Section 7 of the Confidentiality Agreement, which is hereby modified to omit the words “except in the case of fraud...”) the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings, term sheets, or letters of intent between or among any of the Parties.

12.8                           Interpretation.

(a)                                  Titles and headings to articles, sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(b)                                 The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any particular Section in this Agreement or in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to which such matter is reasonably apparent on its face. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to vary the definition of “Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

(c)                                  The Company and the Seller shall, from time to time prior to or at the Closing, by notice to Buyer, supplement, amend or create any Schedule, in order to add information or correct previously supplied information. No such supplement, amendment or addition shall be evidence, in and of itself, that the representations and warranties in the corresponding Section are no longer true and correct in all material respects. It is specifically agreed that such Schedules may be supplemented, amended and/or added to, to add immaterial, as well as material, items thereto. No such supplemental, amended or additional Schedule shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Buyer’s right to seek indemnity under Article 10.

(d)                                 Whenever the context requires in this Agreement, the masculine pronoun shall include the feminine and the neuter, and the singular shall include the plural, and vice versa.

(e)                                  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact following by those words or words of like import.

(f)                                    This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

12.9                           Amendments and Waivers. Any term or provision of this Agreement may be amended or waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such amendment or waiver, including any such amendment to or waiver of this Section 12.9, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.10                     Expenses. Except as otherwise provided herein, each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, advisors and consultants.

12.11                     Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

12.12                     Execution in Counterparts; Facsimile. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission, and any such counterpart executed and delivered via facsimile transmission will be deemed an original for all intents and purposes. Any shareholder of the Company who is not a Seller on the date hereof, may become a Seller hereunder by the execution and delivery of a signature page hereto. Upon such execution and delivery such shareholder shall be a Seller hereunder and shall be subject to the obligations of a Seller hereunder.

12.13                     Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

12.14                     Consent to Jurisdiction; Waiver of Jury Trial.

(a)                                  Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the Borough of Manhattan in the City of New York in any such action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 12.14 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of New York other than for such purpose. Each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

(b)                                 Each Party acknowledges and agrees that any controversy which may arise under this agreement is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby.

12.15                     Disclaimer of Warranties. The Company and the Sellers make no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE OFFICER’S CERTIFICATE REFERRED TO IN SECTION 8.1 HEREOF, THE COMPANY AND THE SELLERS DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED.

12.16                     Time of Essence. Time is of the essence for each and every provision of this Agreement.

12.17                     References to U.S. Dollars. All references in this Agreement to amounts of money expressed in dollars are references to United States dollars, unless otherwise indicated.

12.18                     Further Assurances. Each Party shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

12.19                     Release.

(a)                                  Buyer agrees that, effective as of the Closing, each of the Company and the Company Subsidiary shall be deemed to have released and discharged each Seller (whether in such Party’s capacity as a shareholder, director, officer, employee or otherwise) from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of the Company or the Company Subsidiary and such Party from the beginning of time through the Closing, it being understood, however, that such release shall not operate to release such Party from any indemnity obligations, if any, under this Agreement, including without limitation, under Article 10. Buyer acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” Buyer acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, Buyer agrees that, effective as of the Closing, the Company and Buyer shall be deemed to waive any such provision. Buyer further agrees that neither Buyer nor the Company, nor any Affiliate of either, shall (i) institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the released claims, (ii) participate, assist, or cooperate in any such proceeding, or (iii) encourage, assist and/or solicit any third party to institute any such proceeding.

(b)                                 Each Seller agrees that, effective as of the Closing, each Seller shall be deemed to have released and discharged each of the Company and the Company Subsidiary (whether in such Party’s capacity as a shareholder, director, officer, employee or otherwise) from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of the Company or the Company Subsidiary and such Party from the beginning of time through the Closing, it being understood, however, that such release shall not operate to release such Party from any indemnity obligations, if any, under this Agreement, including without limitation, under Article 10 and claims for salary and benefits payable in the ordinary course of business by the Company to any Seller who is an employee of the Company. Each Seller acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” Each Seller acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Seller agrees that, effective as of the Closing, each Seller shall be deemed to waive any such provision. Each Seller further agrees that it shall not (i) institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the released claims, (ii) participate, assist, or cooperate in any such proceeding, or (iii) encourage, assist and/or solicit any third party to institute any such proceeding.

12.20                     No Rescission. No Party shall be entitled to rescind the transactions contemplated hereby by virtue of any failure of any Party’s representations and warranties herein to have been true or any failure by any Party to perform its obligations hereunder.

12.21                     Conflict of Interest. If the Sellers or the Shareholders’ Representative so desire, and without the need for any consent or waiver by the Company, the Company Subsidiary or Buyer, Wiggin and Dana shall be permitted to represent the Sellers and/or the Shareholders’ Representative after the Closing in connection with any matter, including without limitation anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Wiggin and Dana shall be permitted to represent the Sellers, the Shareholders’ Representative, any of their agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with Buyer, the Company, the Company Subsidiary or any of their agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement. Upon and after the Closing, each of the Company and the Company Subsidiary shall cease to have any attorney-client relationship with Wiggin and Dana, unless Wiggin and Dana is specifically engaged in writing by the Company or the Company Subsidiary to represent such entity after Closing and either such engagement involves no conflict of interest with respect to Sellers or the Shareholders’ Representative or the Sellers or the Shareholders’ Representative (as applicable) consent in writing at the time to such engagement. Any such representation of the Company or the Company Subsidiary by Wiggin and Dana after Closing shall not affect the foregoing provisions hereof. For example, and not by way of limitation, even if Wiggin and Dana is representing the Company or the Company Subsidiary after the Closing, Wiggin and Dana shall be permitted simultaneously to represent the Sellers and/or the Shareholders’ Representative in any matter, including any disagreement or dispute relating thereto. Furthermore, Wiggin and Dana shall be permitted to withdraw from any representation of the Company or the Company Subsidiary in order to be able to represent or continue so representing the Sellers or the Shareholders’ Representative, even if such withdrawal causes the Company, the Company Subsidiary or Buyer additional legal expense, delay or other prejudice.

ARTICLE 13
DEFINITIONS

13.1                           Definitions. In this Agreement, the following terms have the meanings specified in this Section 13.1.

“Acquisition Proposal” means any proposal for a merger or other business combination to which a Seller, the Company or the Company Subsidiary is a party or the direct or indirect acquisition of any equity interest in, or a substantial portion of the assets of, the Company or the Company Subsidiary, other than the transactions contemplated by this Agreement.

“Action” means any lawsuit, legal proceeding, litigation, arbitration or Governmental Authority investigations or audit.

“Affiliate” means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“AOCs” means the North Haven AOCs and the Gardner AOCs.

“Base Amount” means Forty-One Million Seven Hundred Thousand Dollars ($41,700,000), minus (i) the amount, if any, by which Closing Cash is less than Four Hundred Seventy-Five Thousand Dollars ($475,000), (ii) the Management Amount, (iii) the Expense Amount (iv) the Estimated Retirement Underfunding Amount and (v) the December Dividend Amount.

“Benefit Plan” means each written compensation or benefits plan, program or arrangement (including, without limitation, plans within the meaning of Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA), employment agreements, profit-sharing, defined contribution, deferred compensation, insurance, pension, retirement, medical, hospital, disability, change of control, termination, welfare or fringe benefit plans, programs, agreements or arrangements, cash or equity-based bonus or incentive arrangements, severance arrangements and vacation policies) contributed to or sponsored or maintained by the Company, any ERISA Affiliate or Company Subsidiary for the benefit of any current or former employees.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Connecticut are authorized or obligated to close.

“Closing Cash” means, as of the close of business on the Business Day immediately proceeding the Closing Date, the aggregate cash balance of the Company and the Company Subsidiary as of such time (whether positive or negative), including all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, and all other cash equivalents in all accounts of each of the Company and the Company Subsidiary, and third Person checks deposited or held in any Company or Company Subsidiary accounts that have not yet cleared; provided that Closing Cash shall be reduced by (a) to the extent included as “cash” in the aggregate cash balance, security and similar deposits and amounts held in escrow at such time to secure the performance of trade contracts, leases, letters of credit or similar obligations and (b) the amount of all outstanding checks on draft of the Company or the Company Subsidiary issued or outstanding at such time.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Subsidiary” means H&R 1871, LLC, a Connecticut limited liability company.

“Contract” means any contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract (whether written or oral).

“Copyrights” means all registered U.S. and foreign works of authorship and all applications to register and renewals of any of the foregoing.

“Court Order” means any judgment, order, writ, decision, injunction, award or decree of any foreign, federal, state, local or other court or tribunal, or of any Governmental Authority and any ruling or award in any binding arbitration proceeding in each case, whether preliminary or final.

“December Dividend” means the cash dividend declared by the Board of Directors of the Company on December 19, 2007 to be paid prior to the Closing Date.

“December Dividend Amount” means the aggregate amount of up to $254,313, constituting the December Dividend.

“Deferred Compensation Plan” means a Benefit Plan that is an agreement that the Company has entered into with any current or former employee that is characterized by the Company as a deferred compensation agreement and any amendment thereto.

“Defined Benefit Plan” means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

“Employment and Withholding Tares” means any federal, state, provincial, local, foreign or other employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care or other similar tax, duty or other governmental charge or assessment or deficiencies thereof and all Taxes required to be withheld by or on behalf of each of the Company and the Company Subsidiary in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof. Any Employment and Withholding Tax is also included in the definition of Tax wherever the term Tax is used.

“Encumbrance” means any lien, encumbrance, claim, charge, security interest, mortgage, deed of trust, pledge, easement, defect in title or other restriction of a similar kind, conditional sale contract or other title retention Contract or other Contract to give any of the foregoing, other than Permitted Encumbrances.

“Environmental Law” means all federal, state, local or foreign laws, statutes, ordinances, regulations, rules, judgments, orders, notice requirements, court decisions, agency guidelines or principles of law, restrictions and licenses, which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (b) impose liability with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person who, together with the Company or the Company Subsidiary, is treated as a single employer under Section 414 of the Code.

“Escrow Agent” means an institutional escrow agent mutually agreed to by the Parties.

“Estimated Retirement Underfunding Amount” means $2,811,000 plus any payments made to partially fund any underfunding under Pension Plans from the date hereof until the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extended Coverage Policy” means a three (3)-year run-off directors and officers liability policy, for the benefit of the Persons who served as directors and officers of each of the Company and the Company Subsidiary prior to the Closing, providing coverage at least equivalent to the Company’s existing levels of coverage and otherwise in a form approved by the Shareholders’ Representative, which approval shall not be unreasonably withheld.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the specific period and in the immediately prior comparable period.

“Gardner AOCs” means those areas of concern identified at the Gardner Facility, as set forth on Table 2 to Schedule 4.16(c) to the Agreement.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substances” shall mean any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other hazardous substance, material or waste (as defined in or for purposes of, any Environmental Law), whether solid, liquid or gas.

“Indebtedness” means the amount due and owing by the Company and the Company Subsidiary under the line of credit pursuant to the Webster Credit Agreement.

“Intellectual Property” means all intellectual property rights of any nature or form of protection or similar nature or having equivalent or similar effect to any of the foregoing, including, without limitation, Patents, Marks and Copyrights.

“Knowledge of the Company,” or any variant thereof, means as to a particular matter, the actual knowledge of the following persons: Robert W. Behn, Robert Belcourt, Jr., Robert Bourke, Wendy Duby, Pamela Griffin, Christopher Heyl, Michael Jensen, Frank Kenna, III, Timothy Looney and Kevin O’Brien, including, without limitation, any knowledge obtained in connection with the preparation and negotiation of this Agreement.

“Law” means any law, statute, rule, regulation, ordinance, order, decree, consent decree or similar instrument or determination or award of a court or any other Governmental Authority.

“Losses” means any and all losses, claims, damages, liabilities, expenses (including reasonable attorneys’ and accountants’ fees), assessments and Taxes.

“Management Amount” means the aggregate amount payable pursuant to the Company’s Executive Incentive and Company Acquisition Policies to the individuals listed in Sections 1 through 3 of Schedule 4.15(i).

“Marks” means all registered and unregistered U.S. and foreign trade names, trademarks, trade dress and service marks, together with any applications related thereto.

“Material Adverse Effect” means any change, circumstance or effect that has a material adverse effect on the assets, properties, liabilities, business, prospects or financial condition or results of operations of the Company and the Company Subsidiary as a whole; provided, however, that Material Adverse Effect shall exclude any adverse changes or conditions as and to the extent such changes or conditions relate to or result from (i) general business, economic, political, regulatory conditions, including such conditions generally affecting the industry in which the Company or the Company Subsidiary competes, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in Law or GAAP, (iv) the taking of any action required by this Agreement, or (v) the taking of any action by the Company with the prior consent of Buyer; provided, further, that in the case of clauses (i)-(iii), only to the extent such changes and conditions have had a disproportionate effect on the Company and the Company Subsidiary taken as a whole, as compared to other participants in the industry in which the Company and the Company Subsidiary operate.

“Neutral Actuary” means an independent actuary of nationally recognized standing that is not at the time it is being engaged hereunder rendering services to any Party and has not done so within the two year period prior thereto.

“North Haven AOCs” means those areas of concern identified at the North Haven Facility, as set forth on Table 1 to Schedule 4.16(c) to the Agreement.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or the Company Subsidiary.

“Patents” means all issued U.S. and foreign patents and pending patent applications.

“Pension Plan” means any Benefit Plan that is a pension benefit plan within the meaning of Section 3(2) of ERISA.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority or any other Person.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) any statutory liens arising in the ordinary course of business by operation of Law, (c) other minor imperfections of title, or similar Encumbrance, which individually or in the aggregate with other such Encumbrances do not materially impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the business of the Company or the Company Subsidiary, (d) liens specifically identified in the Financial Statements and (e) the Encumbrances set forth on Schedule 13.1.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, trust, association, joint venture, Governmental Authority or other entity of whatever nature.

“Qualified Plan” means each Benefit Plan which is intended to qualify under Section 401 of the Code.

“Retirement Underfunding” means the amount by which the Company’s liabilities with respect to any Pension Plans, if any, exceed assets associated with such Pension Plans, calculating such liabilities and assets as of the Closing Date as set forth in Article 2.

“Schedules” means the record delivered to Buyer by the Company and the Sellers or the Company and the Sellers to Buyer, as applicable, herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by the Company and the Sellers or Buyer, as applicable, pursuant to this Agreement.

“SERP” means any Benefit Plan that is an agreement that the Company has entered into with any current or former employee that is characterized by the Company as a supplemental retirement plan and any amendment thereto.

“Straddle Period” means any Tax period that begins before the Closing Date and ends after the Closing Date.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, or addition thereto imposed by any Governmental Authority, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.

“Total Consideration” means the Base Amount plus the amount, if any, payable to the Sellers pursuant to Section 2.3.

“Trust Amount” means Two Million Dollars ($2,000,000) to be disbursed to an account designated by the Shareholders’ Representative.

13.2                           Index of Defined Terms. Solely for convenience purposes, the following is a list of terms that are defined in this Agreement and the Section number where such definition is contained:

TERM:	SECTION:

Actuarial Arbitrator	Section 2.2(b)
Acquisition Financing	Section 6.7
Agreement	Preface
Audited Financial Statements	Section 4.5(a)
Business Agreements	Section 4.14
Business Employees	Section 7.1(a)
Buyer	Preface
Buyer’s Breach Notice	Section 11.1(a)(iv)
Claim Notice	Section 10.4(a)
Class A Common Stock	Section 4.4(a)
Class B Common Stock	Section 4.4(a)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
Closing Retirement Underfunding	Section 2.1
Closing Retirement Underfunding Statement	Section 2.1
Company	Preface
Company Agent	Section 7.2(a)
Company Intellectual Property	Section 4.11(b)
Confidentiality Agreement	Section 6.4(a)
Controlling Party	Section 10.5(b)
Escrow Agreement	Section 1.2(c)
Escrow Amount	Section 1.2(c)
Expense Amount	Section 1.2(e)
Expense Statement	Section 1.2(e)
Financial Statements	Section 4.5(a)
Firearms Regulations	Section 4.12
Indemnified Party	Section 10.4(a)
Indemnitor	Section 10.4(a)
Information	Section 6.4(b)
IRS	Section 4.8(k)
Leases	Section 4.10(b)
Leased Real Property	Section 4.10(b)
Most Recent Audited Balance Sheet Date	Section 4.5(a)
Most Recent Financial Statements	Section 4.5(a)
New Haven Property	Section 4.16(e)
Non-Competition Agreement	Section 8.10

TERM:	SECTION:

North Haven AOCs	Section 7.6
North Haven Property	Section 4.16(e)
Parties	Preface
Pre-Closing Straddle Period	Section 7.3(c)
Prior Period Returns	Section 7.3(b)
Representatives	Section 6.4(b)
Required Consents	Section 8.3
Securities Act	Section 5.8
Seller(s)	Preface
Share(s)	Recitals
Shareholders’ Representative	Section 12.1(a)
The Marlin Company	Section 7.4
Threshold Amount	Section 10.1(a)(i)
TMC Lease	Section 4.10(a)(ii)
Trademark Coexistence Agreement	Section 8.5
Transfer Act	Section 4.16(h)
Vintage Firearms	Section 6.13
Waiver and Termination Agreement	Section 4.30
Webster	Section 4.3(c)
Webster Credit Agreement	Section 4.3(c)
Wiggin and Dana	Section 1.2(a)

IN WITNESS WHEREOF, the Parties have executed or ceased this Agreement to be executed and delivered as of the day and year first above written.

“Company”

THE MARLIN FIREARMS COMPANY

By:	/s/ Frank Kenna, III
Name:
Title:

“Buyer”

REMINGTON ARMS COMPANY, INC.

By:	/s/ Stephen P. Jackson, Jr.
Name: Stephen P. Jackson, Jr.
Title: Chief Financial Officer, Treasurer & Secretary

“Shareholders’ Representative”

/s/ Frank Kenna, III
Frank Kenna, III

“Sellers”

/s/ Ward J. Doonan
Ward J. Doonan,
Custodian for Cecily J. Doonan

“Sellers”

/s/ Ward J. Doonan
Ward J. Doonan

“Sellers”

/s/ Ward J. Doonan
Ward J. Doonan,
Custodian for Brett E. Doonan

“Sellers”

/s/ Ward J. Doonan
Ward J. Doonan, Trustee
Doonan Family Trust

“Sellers”

/s/ Ward J. Doonan	/s/ Cynthia Doonan
Ward J. Doonan, Co-Trustee	Cynthia Doonan, Co-Trustee

W. Doonan Trust u/w Edward Doonan

“Sellers”

/s/ Melva Jean Foster
Melva Jean Foster

“Sellers”

/s/ Jeff Herr
Jeff Herr

“Sellers”

/s/ Cynthia Kenna Mullins	12/20/2007
Cynthia Kenna Mullins

SPA Signature Page(s)

“Sellers”

/s/ Frank Kenna, Jr.
Frank Kenna, Jr.

Post-It” Fax Notes 7871	Date 12/2/	# of Pages 4
To Mike Pych	From Shawn Love
Co./Dept. Wiggin and Dana	Co.
Phone #	Phone # 203-823-5124
Fax # 203-782-2889	Fax #

“Sellers”

/s/ Gilbert Kenna
Gilbert Kenna

“Sellers”

/s/ Frank Kenna, III
Frank Kenna, III

“Sellers”

/s/ Herman Robert Kenna
Herman Robert Kenna

“Sellers”

/s/ Joan G. Kenna
Joan G. Kenna

“Sellers”

/s/ Joanna N. Kenna
Joanna N. Kenna, Co-Executor	Alex Kenna, Co-Executor

Estate of J. Stephen Kenna

“Sellers”

/s/ Alex Kenna
Jody Nordstrom, Co-Executor	Alex Kenna, Co-Executor

Estate of J. Stephen Kenna

“Sellers”

/s/ Caleb Kenna
Caleb Kenna

“Sellers”

/s/ Margaret Alene Kenna	12/21/07
Margaret Alene Kenna

“Sellers”

/s/ Christine Kenna Moore
Christine Kenna Moore

“Sellers”

/s/ Matthew Gilbert Kenna
Matthew Gilbert Kenna

“Sellers”

/s/ Nicholas Kenna
Nicholas Kenna

“Sellers”

/s/ Greg Kenna
Greg Kenna

“Sellers”

/s/ Theodore B. Lynch
Theodore B. Lynch

“Sellers”

/s/ Geoberg & Company, Trustee
Geoberg & Company, Trustee for
Theodore Lynch Sub & Trust

“Sellers”

/s/ Roger Kenna, III
Roger Kenna, III

“Sellers”

/s/ Betsy L. Strom
Betsy L. Strom

“Sellers”

/s/ Betsy L. Strom	/s/ Ernest D. Strom
Betsy L. Strom, Co-Trustee	Ernest D. Strom, Co-Trustee

[ILLEGIBLE] Betsy L. Strom

“Sellers”

Christine Diekel-Trustee [ILLEGIBLE]
EGAP Co., Trustee
Kenna Marital Trust f/b/o Constance Kenna

“Sellers”

Christine Diekel-Trustee
EGAP Co., Trustee Chittenden Bank
Kenna Nonmarital Trust f/b/o at al.

“Sellers”

/s/ Herbert Weaver, Jr.
Herbert Weaver, Jr.